UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kosmos Energy Ltd.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

A MESSAGE FROM OUR CHAIRMAN AND CEO
April 16, 2020
Fellow stockholders:
As I write this note, our company, our industry, the financial markets and indeed the entire world are navigating unprecedented times. The restrictive measures required to deal with the spread of COVID-19 (Coronavirus) and OPEC+’s actions to increase oil production have combined to create a very challenging environment for both Kosmos and our industry. In this environment, we have taken immediate and decisive action to protect the health and safety of our employees as well as the financial strength of our company. Here is what we have done.
First, we have created a company that has the strength to manage through these difficult times and emerge stronger. As described in our Operational Update on March 17th, given the flexibility in our operations, we have committed to reduce capital expenditures by approximately 30%, whilst maintaining a flat 2020 production forecast, and materially reduce both operational expenditures and general and administrative costs. Further, we made the difficult decisions in March to reduce our employee base by approximately 25% and to suspend our dividend. These actions were taken to put us in the best position possible to maintain balance sheet strength and preserve flexibility. We will continue to closely monitor and quickly respond to events as they develop and will consider taking further measures if required.
Second, we have taken action to align compensation for our remaining management and staff with long-term stockholder value. As announced in our Operational Update, we do not plan to pay cash bonuses for performance year 2020. Our outstanding equity incentive values have declined significantly, in alignment with our recent stock price performance.
With these actions, our long-term business plan remains focused on creating value for, and aligning with, our stockholders. We have all the key ingredients required for improved and differentiated performance, even in the current environment. However, in order for this plan to succeed, the Board and I need your continued support by casting your vote in favor of the stockholder resolutions set out in this Proxy.
In the meantime, be assured that we remain intensely focused on the safety and health of our employees and the communities in which we operate as well as maintaining a robust capital structure.
Thank you for your investment in our company.
Sincerely yours,

Andrew G. Inglis
Chairman and Chief Executive Officer

Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, Texas 75231
April [■], 2020
NOTICE OF ANNUAL STOCKHOLDERS MEETING TO
BE HELD ON WEDNESDAY, JUNE 10, 2020
To the Stockholders of Kosmos Energy Ltd.:
You are cordially invited to attend the 2020 annual stockholders meeting of KOSMOS ENERGY LTD., a Delaware corporation (the “Company”), which will be held on Wednesday, June 10, 2020, at 8:00 a.m., local time, in the Salon Suite at the Four Seasons Hotel, 57 E. 57th Street, New York, New York 10022 for the following purposes:
1.	To elect the Class I directors to a three-year term to serve until the 2023 annual stockholders meeting;
2.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;

3.	To provide a non-binding, advisory vote to approve named executive officer compensation;
4.
To approve an amendment to our Certificate of Incorporation to effect a reverse stock split and proportionally reduce the number of authorized shares of common stock, par value $0.01 per shares (the “common shares”); and

5.	To consider such other business as may properly come before the annual stockholders meeting.
The Board of Directors of the Company has fixed the close of business on April 13, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting.
A record of the Company’s activities during 2019 and its financial statements as of and for the fiscal year ended December 31, 2019 is contained in the Company’s 2019 Annual Report on Form 10-K. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies. Our Chairman, Mr. Inglis expects to report on our progress during the past year and respond to stockholders’ questions.
It is important that your shares be represented at the annual stockholders meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the meeting to take place. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described herein so that your vote will be counted if you later decide not to attend the meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person. If you returned a proxy but then attend the meeting in person, you may revoke the proxy and vote in person in accordance with the procedures described herein on all matters submitted at the meeting.
By order of the Board of Directors,

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April [■], 2020
Dallas, Texas
 2020 Proxy Statement | 1

CAST YOUR VOTE
We value each stockholder playing a part in Kosmos’ future. It is vital that you participate and vote your shares.
Proposals Which Require Your Vote
		Additional information	Board recommendation	Votes required for approval
PROPOSAL 1	To elect the Class I directors to a three-year term to serve until the 2023 annual stockholders meeting	Page 6	FOR	Plurality
PROPOSAL 2
To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and authorization of the Company’s Audit Committee of the Board of Directors to determine their remuneration
		Page 23	FOR	Majority of votes cast
PROPOSAL 3	To provide a non-binding, advisory vote to approve named executive officer compensation	Page 26	FOR	Majority of votes cast
PROPOSAL 4	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split and proportionally reduce the number of authorized common shares	Page 60	FOR	Majority of shares entited to vote
Vote Now
Even if you plan to attend this year’s annual stockholders meeting, it is a good idea to vote your shares now, before the annual stockholders meeting, in the event your plans change. Whether you submit your proxy and vote via the Internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.
Via the Internet	By telephone	By mailing your proxy card

Visit 24/7 http://www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903	Mark, sign and date your proxy card, and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
■ Review and download this Proxy Statement, a proxy card and our 2019 annual report ■ Request a hard copy of this Proxy Statement, a proxy card and our 2019 annual report
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting to be Held on June 10, 2020. The Notice of Annual Stockholders Meeting, 2020 Proxy Statement, Proxy Card and 2019 Annual Report on Form 10-K are available under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the “SEC”).
2 |   2020 Proxy Statement

PROXY STATEMENT AND SUMMARY

2020 Annual Stockholders Meeting
These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2020 annual stockholders meeting and any adjournments or postponements thereof. We refer to our Board of Directors as the “Board” and to Kosmos Energy Ltd. as “Kosmos,” the “Company,” “we” or “us.” The annual stockholders meeting will be held on Wednesday, June 10, 2020 beginning at 8:00 a.m., local time, in the Salon Suite at the Four Seasons Hotel, 57 E. 57th Street, New York, New York 10022.
We are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state and local governments may impose. In the event that it is not possible or advisable to hold the annual stockholders meeting in person, we will announce alternative arrangements, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the SEC as additional proxy solicitation materials and posted on our website at www.kosmosenergy.com.
The items to be considered are summarized in the Notice of Annual Stockholders Meeting and more fully described in this Proxy Statement. The Notice of Annual Stockholders Meeting, this Proxy Statement, the enclosed Proxy Card and our 2019 Annual Report on Form 10-K are first being mailed and made available starting on or about April 29, 2020 to all record holders of our common shares as of the close of business on April 13, 2020. Our common shares represented by proxies will be voted as described below or as specified by each stockholder.
Use of cameras and recording devices will not be permitted at the meeting. Each stockholder attending the meeting may be asked to present valid identification. Failure to bring valid identification may delay your ability to attend or prevent you from attending the meeting.
 2020 Proxy Statement | 3

PROXY SUMMARY
Corporate Governance Highlights and Practices
Our Board of Directors believes that high standards of corporate governance are an essential component of our corporate culture.
Key Corporate Governance Features:
■
At present, all of our non-employee directors (five out of six directors) are independent of management under the requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

■
During 2019, we successfully refreshed our directorate with the election of two new members, one of whom is female, which continues to demonstrate our commitment to diversity. Both of the new members meet the definition of “financially literate” pursuant to the New York Stock Exchange rules and one, Mr. Sterin, has the financial management expertise to be designated as an “audit committee financial expert” as defined in Regulation S-K.

■	All of our executive officers (including each of our named executive officers) and directors are in compliance with our robust share ownership guidelines.
■	At our 2019 annual stockholders meeting, approximately 99.5% of our stockholders approved of our 2018 executive compensation program for our named executive officers.
We are proud of our Board’s independence and diversity with respect to gender and tenure.

4 |   2020 Proxy Statement

PROXY SUMMARY
What We Do	What We Don’t Do

✔ Pay-for-Performance—we align pay and performance by awarding a majority of the compensation paid to our executives in the form of “at-risk” performance-based compensation linked to Company and individual performance. For 2019, variable compensation comprised approximately 80% of the total 2019 direct compensation paid to our Chief Executive Officer and, on average, 77% of the total 2019 direct compensation paid to our other current named executive officers.

✔ Balanced Short-Term and Long-Term Compensation—we grant compensation that discourages short-term risk taking at the expense of long-term results

✔ Independent Compensation Consultant—our Compensation Committee engages an independent compensation consultant

✔ Share Ownership Guidelines—our executive officers are subject to robust share ownership guidelines, further aligning their interests with our stockholders

✔ Compensation Recoupment Policy—we maintain a compensation recoupment/clawback policy applicable to our executive officers

✔ Risk Mitigation—we have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we perform an annual risk assessment of our executive compensation programs

✘ No Excise Tax Gross-Ups—we do not provide our executives with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the Internal Revenue Code, if they received “excess” payments and benefits in connection with a change in control

✘ No Special Executive Defined Benefit Retirement Programs—we do not provide special executive defined benefit retirement programs

✘ No Excessive Perquisites—consistent with our pay-for-performance philosophy, we do not provide our executives with excessive perquisites

✘ No Guaranteed Payouts—we do not grant cash or equity incentive compensation with guaranteed payouts

✘ No Hedging Shares—we do not permit our employees, including our named executive officers, to engage in hedging transactions in the Company’s securities, unless our General Counsel provides prior written authorization

 2020 Proxy Statement | 5

PROPOSAL 1
To elect the Class I directors to a three-year term to serve until the 2023 annual stockholders meeting
The Board currently consists of six directors. The Company’s Certificate of Incorporation divides our directors into three classes. One class is elected at each annual stockholders meeting, to hold office for a three-year term. The current Class I directors, Mr. Inglis and Sir Richard Dearlove, if reelected, will serve a three-year term until the 2023 annual stockholders meeting
Our Bylaws provide that our Board shall consist of not less than five and not more than 15 directors, as determined by the Board. Our stockholders do not have cumulative voting rights and, accordingly, the holders of a plurality of the votes cast at the annual stockholders meeting, at which a quorum is present, can elect each of the directors then standing for election. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.
We are soliciting proxies in favor of the election of each of the director nominees identified below. We intend that all properly executed proxies will be voted for these nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the annual stockholders meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board.
As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected. The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board. Ages are correct as of April 29, 2020.
Class I Director Nominees
Andrew G. Inglis Chairman and Current Class I Director Age: 61 Director since: March 2014 Committees: None Other current public directorships: None
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering. For these reasons, we believe he is well qualified to serve on our Board.

6 |   2020 Proxy Statement

PROPOSAL 1

Sir Richard Dearlove
Current Class I Director
Age: 75
Director since: December 2012
Committees:
 ■ Nominating and Corporate Governance Committee (Chair)
 ■ Compensation Committee
Other current public directorships:
 ■ Crossword Cybersecurity Plc

Sir Richard Dearlove is Chairman of the Trustees of London University. He was Master of Pembroke College at the University of Cambridge, U.K. from 2004 to 2015, and the Head of the British Secret Intelligence Service (MI6) from 1999 to 2004. During his 38-year tenure with MI6, Sir Richard served in multiple international locations before returning to the U.K. as Director of Personnel and Administration in 1993. He also served as Director of Operations and Assistant Chief in advance of his appointment as Head of MI6 in 1999. In 1984, Sir Richard was awarded an OBE (Officer of the Most Excellent Order of the British Empire), and in 2001 he was appointed a KCMG (Knight Commander of St. Michael and St. George) for his service. Sir Richard has held several trustee and advisory positions, including serving as a Trustee of Kent School in Connecticut, Honorary Fellow of Queens’ College, University of Cambridge, Member of the International Advisory Board of AIG, Senior Advisor to the Monitor Group, Chairman of Ascot Underwriting, Member of the Advisory Board of IrisGuard, Member of the Advisory Board of New Venture Partners, Chairman of Trustees of the Cambridge Union Society and Member of the Strategic Advisory Board of TimeSight Systems. He has been Non-Executive Chairman of Crossword Cybersecurity Plc since 2016. He received a Master of Arts degree in History from Queens’ College, Cambridge. For these reasons, we believe he is well qualified to serve on our Board.

Nomination of Directors by Stockholders
Our stockholders may nominate directors to the Board by giving timely notice of the nomination in writing to the Secretary of the Company. Such notice must contain specified information about the nomination. Our Bylaws detail the timelines and informational requirements for stockholder nominations in greater detail. At this time, the Board has not established any minimum qualifications or skills for directors, although we generally consider a nominee’s diversity, experience, industry knowledge and background. To ensure we have a diverse group of potential director nominees for consideration, our nominee search includes candidates from both corporate positions beyond the executive suite and from non-corporate environments (e.g., government, academia and non-profit organizations), and includes both male and female candidates. The Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualified candidates for membership on the Board.
Vote Required
Directors will be elected by a plurality of the votes of the common shares of the Company present in person or represented by proxy at the annual stockholders meeting, at which a quorum is present, and entitled to vote.
Recommendation
FOR	The Board recommends that stockholders vote “FOR ALL” the nominees for director. If not otherwise specified, proxies will be voted “FOR ALL” the nominees for director.
 2020 Proxy Statement | 7

PROPOSAL 1
Continuing Directors (Current Class II Directors with Terms Expiring in 2021)

Adebayo (“Bayo”) O. Ogunlesi
Current Class II Director
Age: 66
Director since: 2011
Committees:
 ■ Compensation Committee (Chair)
 ■ Nominating and Corporate Governance Committee
Other current public directorships:
 ■ Callaway Golf Company
 ■ Goldman Sachs Group Inc.

Since 2006, Mr. Ogunlesi has been Chairman and Managing Partner of Global Infrastructure Partners (“GIP”), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse’s Investment Banking Division with senior responsibility for Credit Suisse’s corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse’s Global Investment Banking Department. Mr. Ogunlesi is a Director of Callaway Golf Company and the Goldman Sachs Group, Inc. Mr. Ogunlesi holds a Bachelor of Arts degree in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi served as a Director of our predecessor Kosmos Energy Holdings since 2004. For these reasons, we believe he is well qualified to serve on our Board.

Deanna L. Goodwin
Current Class II Director
Age: 55
Director since: 2018
Committees:
 ■ Health, Safety and Environment Committee (Chair)
 ■ Audit Committee
 ■ Nominating and Corporate Governance Committee
Other current public directorships:
 ■ Arcadis NV
 ■ Oceaneering International Inc.

Ms. Goodwin currently serves as a Director of Arcadis NV and as a Director of Oceaneering International Inc. Ms. Goodwin served as President of the North America region of Technip, a global engineering, construction and services company specializing in supporting the energy industry, from 2013 to 2017. She served as Chief Operating Officer, Offshore North America at Technip from 2012 to 2013. Prior thereto, she served as Senior Vice President and Chief Financial Officer of Technip USA, Inc. Previously, Ms. Goodwin led the integration of the $1.3 billion acquisition of Global Industries by Technip. From 1993 to 2007, Ms. Goodwin served in various capacities for Veritas DGC, a leading provider of geophysical information and services to oil and gas companies worldwide, including President of the North and South America Region. Earlier in her career, Ms. Goodwin served as an Audit Manager at Price Waterhouse. Ms. Goodwin received her Bachelor of Commerce degree in Accounting from the University of Calgary in Canada and her Chartered Accountant designation from the Canadian Institute of Chartered Accountants. For these reasons, we believe she is well qualified to serve on our Board.

8 |   2020 Proxy Statement

PROPOSAL 1
Continuing Directors (Current Class III Directors with Terms Expiring in 2022)

Steven M. Sterin
Current Class III Director
Age: 48
Director since: 2019
Committees:
 ■ Audit Committee (Chair)
 ■ Compensation Committee
 ■ Health, Safety and Environment Committee
Other current public directorships:
 ■ DuPont de Nemours, Inc.

Mr. Sterin currently serves on the Board of Directors of DuPont de Nemours, Inc. and is the Chair of its Audit Committee and a member of its Sustainability, Public Policy, Environment and Health and Safety Committee. He has served as a Senior External Advisor to McKinsey & Company since June 2019. Mr. Sterin was most recently an Executive Vice President and the Chief Financial Officer of Andeavor and Andeavor Logistics from 2014 until the merger with Marathon Petroleum Company in October 2018. He served as President of Andeavor Logistics from 2017 to October 2018 and was a member of the Board of Directors for Andeavor Logistics GP, LLC from 2014 to 2018. Mr. Sterin was also responsible for Corporate Strategy and Business Development for both companies from 2016 to 2017. From 2007 to 2014, Mr. Sterin was the Senior Vice President and Chief Financial Officer for Celanese Corporation, a global technology and specialty material company. During his eleven years with Celanese, he served as Corporate Controller and Principal Accounting Officer as well as holding other financial and business leadership roles. Prior to his tenure at Celanese, Mr. Sterin spent six years with Reichhold, Inc., a global chemical company, in a variety of financial positions, including Director of Tax and Treasury in the Netherlands, Global Treasurer and Vice President of Finance. Mr. Sterin’s career started with PricewaterhouseCoopers. Mr. Sterin holds a Master’s degree in Professional Accounting and a Bachelor’s degree in Business Administration and Accounting, which he earned concurrently at the University of Texas at Austin. He is a Certified Public Accountant in Texas. For these reasons, we believe he is well qualified to serve on our Board.

Lisa Davis
Current Class III Director
Age: 56
Director since: 2019
Committees:
 ■ Audit Committee
 ■ Health, Safety and Environment Committee
Other current public directorships:
 ■ Penske Automotive Group, Inc.
 ■ Air Products and Chemicals, Inc.

Ms. Davis serves on the Board of Directors of Penske Automotive Group, Inc, and is a member of Penske’s Compensation and Management Development Committee and Nominating and Corporate Governance Committee. Since March 2020 she has also served on the Board of Directors of Air Products and Chemicals, Inc., and is a member of Air Products’ Corporate Governance and Nominating Committee and Management Development and Compensation Committee. Ms. Davis was a member of the Managing Board of Siemens AG and a member of the Board of Directors of Siemens Gamesa Renewable Energy SA until 2020. Appointed to the Siemens Board in August 2014, she was responsible for the company’s Power and Gas Operating Company which includes Power Generation, Power Services, Oil and Gas, Transmission and New Fuels. Prior to joining Siemens, Ms. Davis served as an Executive Vice President of Downstream Strategy, Portfolio and Alternate Energy for Royal Dutch Shell PLC. From 2000 to 2012, she served in various capacities for Royal Dutch Shell including Refining Operations, Supply and Trading, and Lubricants and Bulk Fuels Sales and Marketing. From 2015 to 2016, Ms. Davis served as a member of the Board of Spectris PLC. Ms. Davis began her career in the oil and gas industry at Chevron Corporation, later moving to Exxon USA and Texaco Refining and Marketing Inc in a range of roles from upstream production to offshore project development to refining operations planning. Ms. Davis holds a Bachelor of Science degree (honors) in Chemical Engineering from the University of California, Berkeley. For these reasons, we believe she is well qualified to serve on our Board.

 2020 Proxy Statement | 9

CORPORATE GOVERNANCE MATTERS
Board Composition
As of the date of this Proxy Statement, our Board has six directors. Our Bylaws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.
The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Inglis, because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.
Committees of the Board of Directors
As of April 29, 2020, our Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety and Environment Committee, and may have such other committees as the Board shall determine from time to time. Pursuant to the NYSE’s corporate governance standards, we are required to have an audit committee, a compensation committee and nominating and corporate governance committee.
We are required to perform an annual performance evaluation of our Compensation and Nominating and Corporate Governance Committees. As of the date hereof, we are in compliance with the NYSE corporate governance requirements, including with respect to independence requirements for each of our Audit, Compensation and Nominating and Corporate Governance Committees.
The composition of the Committees of the Board of Directors is:
Director		Audit Committee	Compensation Committee	Health, Safety and Environment Committee	Nominating and Corporate Governance Committee
Andrew G. Inglis
Lisa A. Davis
Sir Richard Dearlove
Deanna L. Goodwin	$
Adebayo O. Ogunlesi
Steven M. Sterin	$
Committee Chair	Member	$	Financial Expert
10 |   2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS
As of April 29, 2020, each of the standing Committees of the Board had the composition and responsibilities described below.
Audit Committee
Audit Committee
The Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.
 ■ Our Board has determined that all of the members are financially literate.
 ■ Our Board has determined that each of Mr. Sterin and Ms. Goodwin is an “audit committee financial expert” as described in Item 407(d)(5) of
Regulation S-K.

Primary Responsibilities:

 ■ Recommend, through the Board, to the stockholders on the appointment and termination of our independent auditors;
 ■ Review the proposed scope and results of the independent auditors’
audit;
 ■ Review and approve the independent auditors’ audit and non-audit services rendered;
 ■ Approve the audit fees to be paid (subject to authorization by our stockholders to do so);
 ■ Review accounting and financial controls with the independent auditors and our financial and accounting staff;
 ■ Recognize and prevent prohibited non-audit services;
 ■ Establish procedures for complaints received by us regarding accounting matters;
 ■ Oversee internal audit functions;
 ■ Oversee the resource and reserve process, including the external reporting of resource and reserve information; and
 ■ Prepare the report of the Audit Committee that SEC rules require to be included in this Proxy Statement.

The Audit Committee Charter:

 ■ Was approved by the Board on May 9, 2011 (as amended on April 3, 2012 and further updated on May 2, 2019) and is reviewed annually; and
 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The Report of the Audit Committee is set forth on page 25 of this Proxy Statement.

Members: Steven M. Sterin, Chair Lisa A. Davis Deanna L. Goodwin
 2020 Proxy Statement | 11

CORPORATE GOVERNANCE MATTERS
Compensation Committee
Compensation Committee
The Compensation Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act and qualify as “non-employee directors” for purposes of Rule 16b-3 under the
Exchange Act.

Compensation Committee Interlocks:

 ■ No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Primary Responsibilities:

 ■ Review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;

 ■ Review and approve compensation for our directors;

 ■ Periodically review, in consultation with our Chief Executive Officer, our management succession planning;

 ■ Review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;

 ■ Prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company’s Compensation Discussion and Analysis with management and provide a recommendation to the Company’s Board regarding the inclusion of the Compensation
Discussion and Analysis in the Proxy Statement or Form 10-K;

 ■ Retain and terminate any advisors, including any compensation consultants, and approve any such advisors’ fees and other retention terms; and

 ■ Delegate its authority to subcommittees or the Chair of the Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically;
and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The report of the Compensation Committee is set forth on page 46 of this Proxy Statement.

Members: Adebayo O. Ogunlesi, Chair Sir Richard Dearlove Steven M. Sterin
12 |   2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Nominating and Corporate Governance Committee
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities::

 ■ Identify and nominate members for election to the Board;

 ■ Review and approve transactions between us and our directors, officers and affiliates;

 ■ Develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

 ■ Oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically;
and

 ■ Is on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Sir Richard Dearlove, Chair Deanna L. Goodwin Adebayo O. Ogunlesi
 2020 Proxy Statement | 13

CORPORATE GOVERNANCE MATTERS
Health, Safety and Environment Committee
Health, Safety and Environment Committee
Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities:

 ■ Monitor the establishment of goals and targets for health, safety and environmental performance;

 ■ Monitor medium and long-term performance versus targets and objectives and work with management to review health, safety and environmental standards, policies and procedures and make improvements accordingly;

 ■ Review emergency and incident response plans; and

 ■ Monitor the identification, management and mitigation of major health, safety and environmental risks.

The Health, Safety and Environment Committee Charter:

 ■ Was approved by the Board on May 6, 2011 and is reviewed periodically;
and

 ■ Is on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Deanna L. Goodwin, Chair Lisa A. Davis Steven M. Sterin
Meetings of the Board of Directors and Committees
The Board held four meetings during 2019 and took six actions by unanimous written consent. During 2019, no incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he or she was a director and of the total number of meetings held by all of the Committees of the Board on which he or she served. We expect, but do not require, our directors to attend our annual stockholders meetings.
All of the then serving directors attended the annual stockholders meeting held by the Company in June 2019.
14 |   2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS
The following table shows the membership of, and number of meetings held by each standing Committee during 2019:
Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	HSE Committee
Number of meetings	4	2	No formal meetings needed (1)	4
Lisa Davis (2)
Sir Richard Dearlove
Deanna Goodwin				(Chair)
Adebayo Ogunlesi (3)		(Chair)
Steven Sterin (4)	(Chair)
Chris Tong (5)	(Chair)
Key/Notes:
Served throughout 2019
Resigned during 2019
Appointed during 2019
1.	The Nominating and Corporate Governance Committee did not convene in 2019. Duties delegated to the Nominating and Corporate Governance Committee were attended to by the full Board.
2.	Ms. Davis was appointed to the Board, the Audit Committee, and HSE Committee on November 6, 2019.
3.	Mr. Ogunlesi was appointed to serve on the Nominating and Corporate Governance Committee on September 18, 2019 when Mr. Tong resigned from the Board.
4.
Mr. Sterin was appointed to the Board, Audit Committee and HSE Committee on July 18, 2019. He was appointed to serve as Chair of the Audit Committee on September 18, 2019, when Mr. Tong resigned from the Board. He was appointed to serve on the Compensation Committee on September 18, 2019.

5.	Mr. Tong resigned from the Board, Audit Committee and HSE Committee on September 18, 2019.
Director Independence
Pursuant to the NYSE’s corporate governance standards, we are required to have a majority independent Board.
The Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that Ms. Davis, Sir Richard Dearlove, Ms. Goodwin, Mr. Ogunlesi and Mr. Sterin
are “independent directors” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Accordingly, as of the date hereof, we are in compliance with the NYSE’s majority independent Board requirement.
There are no family relationships among any of our executive officers, directors or nominees for director.
 2020 Proxy Statement | 15

CORPORATE GOVERNANCE MATTERS
Board’s Role in Risk Oversight
Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.
Under its charter, the Audit Committee of the Board of the Company reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines and policies and procedures for monitoring and mitigating risks.
Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board’s other standing Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See “Executive Compensation—Compensation Risk Assessment” below. The Board is kept abreast of its Committees’ risk oversight and other activities through reports of the Committee chairs to the full Board.
Specifically relating to enterprise risk management during 2019, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
We aim to maintain a diverse workforce and an inclusive culture, which improves our business performance and creates a fair, safe and respectful work environment for everyone. Our approach to diversity and equal opportunity focuses on the full employee life-cycle, including hiring and onboarding, learning and development, performance management, reward and recognition, progression and retention. While we do not have a formal diversity policy, we comply with all laws and regulations relating to equal opportunities and non-discrimination. Furthermore, our Code of Business Conduct and Ethics includes a prohibition on discrimination of any criteria prohibited by law and the Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualifying candidates for membership on the board. Our diversity and equal opportunity approach is periodically reviewed.
16 |   2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary. The Corporate
Governance Guidelines are also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.
Communications with the Board
Stockholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.
Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded to the independent directors.
Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231.
Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to the Chair of the Audit Committee, to take such action as may be appropriate.
Stockholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.
 2020 Proxy Statement | 17

DIRECTOR COMPENSATION
2019 Director Compensation
The following table lists the individuals who served as our non-employee directors in 2019 and summarizes their 2019 compensation. Mr. Inglis did not receive any compensation for his service as a director in 2019.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Lisa Davis(3)	9,205	140,000	—	149,205
Sir Richard Dearlove	120,000	140,000	—	260,000
Deanna Goodwin	75,000	140,000	—	215,000
Brian Maxted(4)	46,438	140,000	135,745(5)	321,183
Adebayo Ogunlesi	85,000	140,000	—	225,000
Steven Sterin(6)	34,469	140,000	—	174,469
Chris Tong(7)	61,130	140,000	—	201,130
(1)
Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee, in each case, paid quarterly and, if applicable, prorated for the portion of the year that the director serves on the Board or committee. The table below sets forth the annualized cash retainers for the period from January 1, 2019 to December 31, 2019.

In addition, after undertaking an analysis of peer and industry director compensation programs in 2019 in consultation with its independent compensation consultant, and in order to ensure that our director compensation program is competitive and attracts and retains talented directors, the Compensation Committee approved, effective as of January 1, 2020, certain changes to the annual Board and committee retainers, as indicated in the table below.
Type of Retainer	Retainer (Annualized) ($)
	2019	2020
Board Member	60,000	60,000
Audit Committee Chair	25,000	50,000
Compensation Committee Chair	25,000	25,000
Nominating and Corporate Governance Committee Chair	60,000	50,000
Health, Safety and Environment Committee Chair	15,000	25,000
(2)
Each non-employee director is entitled to receive an annual equity award retainer in the form of service-vesting restricted share units (“RSUs”) granted under our Long-Term Incentive Plan with an annual grant date value of $140,000. These grants are made annually on the date of our annual stockholders meeting (or, for new directors who begin serving on the Board on a different date, on such date). Effective as of January 1, 2020, the annual equity award retainer payable in the form of RSUs to each non-employee director will increase to $170,000.

The amounts in this column reflect the aggregate grant date fair values of such RSUs, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by our non-employee directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.
The following table sets forth the total number of RSUs held by our non-employee directors who held such awards as of December 31, 2019, which are scheduled to vest in June 2020. The vesting of the RSUs granted in 2019 will accelerate on death or disability or upon the occurrence of a change in control.
Name	Total RSUs (#)
Lisa Davis	20,498
Sir Richard Dearlove	25,090
Deanna Goodwin	25,090
Adebayo Ogunlesi	25,090
Steven Sterin	24,605
18 |   2020 Proxy Statement

(3)
For Ms. Davis, the amounts for fees earned or paid in cash included in this table for 2019 were prorated to reflect her appointment to the Board, effective as of November 6, 2019. In connection with her appointment to the Board, Ms. Davis was granted an annual equity award on November 6, 2019 with a grant date value of $140,000 that is scheduled to vest on June 10, 2020.

(4)
For Mr. Maxted, the amounts for fees earned or paid in cash included in this table for 2019 reflect the payment of fees to Mr. Maxted for his service on the Board from February 15, 2019 until his resignation on November 25, 2019.

(5)
The amounts in this column for Mr. Maxted reflect the payment of $135,745 for the advisory services that he provided to us in 2019 pursuant to his advisory services agreement with us, plus reimbursement for expenses incurred by Mr. Maxted in connection with his provision of the advisory services. For more details on Mr. Maxted’s advisory services agreement, see “Certain Relationships and Related Transactions” below.

(6)
For Mr. Sterin, the amounts for fees earned or paid in cash included in this table for 2019 were prorated to reflect his appointment to the Board, effective as of July 18, 2019. In connection with his appointment to the Board, Mr. Sterin was granted an annual equity award on July 18, 2019 with a grant date value of $140,000 that is scheduled to vest on June 10, 2020.

(7)
For Mr. Tong, the amounts for fees earned or paid in cash included in this table for 2019 were prorated to reflect the portion of 2019 that he served as director prior to his resignation from the Board on September 18, 2019.

Director Share Ownership Guidelines
The Compensation Committee has established robust share ownership guidelines that are applicable to all of our non-employee directors to ensure that they face the same downside risk and upside potential as our stockholders, thereby further aligning their interests with the long-term interests our stockholders.
Under these share ownership guidelines, each of our non-employee directors is required to own, within five years following his or her first election/appointment to our Board (or, if later, by January 1, 2022), common shares of the Company having an aggregate value at least equal to five times the value of the annual cash board retainer that such director receives for his or her service on our Board.
Until such time as the director has satisfied his or her minimum ownership requirements, the director is required to retain 100% of the “net shares” received from the settlement of all equity-based awards (i.e., those shares that remain outstanding after the payment of taxes at an assumed 40% tax rate).
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-based restricted shares and RSUs that settle in shares are counted for purposes of satisfying our non-employee director share ownership guidelines.
As of December 31, 2019, all of our non-employee directors were in compliance with the share ownership guidelines.
 2020 Proxy Statement | 19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following is a description of the transactions we have engaged in since January 1, 2019 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.
In connection with Brian F. Maxted’s retirement as an employee of the Company on February 15, 2019, we entered into an advisory services agreement with Mr. Maxted pursuant to which Mr. Maxted provided certain advisory services to us in connection with our exploration matters. Under this agreement, Mr. Maxted was entitled to receive $43,500 per quarter (payable in arrears) for his services, plus reimbursement for expenses incurred by Mr. Maxted in connection with his provision of the advisory services. On November 25, 2019, in conjunction with Mr. Maxted’s resignation from the Board, this advisory services agreement was terminated.
Procedures for Review of Transactions with Related Persons
We have adopted a set of written related-party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related-party transactions, including any loans between us and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee or our Board, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders’ best interests. There have been no related-party transactions since the adoption of related-party transaction policies where such policies were not followed.
20 |   2020 Proxy Statement

STOCK OWNERSHIP MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during 2019.
To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for 2019, with the exception of two Forms 4 relating to two transactions for each of Messrs. Haas and Maxted. These Forms 4, which reported the exempt net share settlement of equity awards, were timely filed but, as a result of a third-party administrator error, contained an inadvertent misstatement of the number of shares withheld to cover withholding taxes, which was ultimately corrected.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of March 9, 2020, for:
■	each of our named executive officers;
■	each of our directors;
■	each of our director nominees;
■	all of our executive officers and directors as a group; and
■	each stockholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 405,105,723 common shares issued and outstanding on March 9, 2020. The information in the table below concerning security ownership of beneficial owners is based on filings made by such persons with the SEC.
Except as indicated in the footnotes to the table below, we believe that the stockholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: 8176 Park Lane, Suite 500, Dallas, Texas 75231.
 2020 Proxy Statement | 21

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Named Executive Officers
Andrew G. Inglis	1,555,446	*
Thomas P. Chambers	605,055	*
Christopher J. Ball	780,937	*
Richard R. Clark	417,637	*
Jason E. Doughty	793,922	*
Eric J. Haas(2)	411,311	*
Paul M. Nobel(2)	411,834	*
Directors
Sir Richard Dearlove	107,299	*
Adebayo O. Ogunlesi	1,477,900	*
Deanna L. Goodwin	17,903	*
Steven M. Sterin	50,000	*
Lisa Davis	—	*
All directors, nominees and executive officers as a group (11 individuals)	5,862,728	1.45%
Five Percent Stockholders
FMR LLC(3)	52,733,112	13.02%
Wellington Management Group LLP(4)	35,745,601	8.82%
Hotchkis & Wiley Capital Management, LLC(5)	30,239,074	7.46%
Vaughan Nelson Investment Management, L.P.(6)	33,085,713	8.17%
BlackRock, Inc.(7)	24,533,397	6.06%
The percentage of shares beneficially owned is based on 405,105,723 of our common shares outstanding as of March 9, 2020.
*	Less than one percent.
(1)	Excludes restricted share units held by each of our executive officers (including our named executive officers) and directors.
(2)
The number of shares reflected in this table as being beneficially owned by each of Messrs. Haas and Nobel is current as of November 12, 2019, the date of the cessation of their employment with the Company, except that it reflects the vesting of certain performance share units that remained outstanding following the termination of their employment and vested in early 2020.

(3)
Based on a Schedule 13G/A filed on February 6, 2020, FMR LLC (“FMR”) exercises sole voting power over 3,517,187 shares and sole dispositive power over 52,733,112 shares. FMR’s beneficial ownership reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Investments Money Management, Inc., FMR CO., INC and STRATEGIC ADVISERS LLC. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on Schedule 13G filed on February 14, 2020, Wellington Management Group LLP (“Wellington”) exercises sole voting power over zero shares and sole dispositive power over zero shares. Wellington’s beneficial ownership reflects securities beneficially owned, or that may be deemed to be beneficially owned, by Wellington, certain of its subsidiaries, and other companies, including Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, Wellington Management Company LLP. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(5)
Based on a Schedule 13G/A filed on February 12, 2020, Hotchkis & Wiley Capital Management, LLC (“HWCM”) exercises sole voting power over 28,732,274 shares and sole dispositive power over 30,238,074 shares. According to the Schedule 13G/A, certain of HWCM’s clients have retained voting power over the common shares that they beneficially own. Accordingly, HWCM has the power to dispose of more common shares than it can vote. The address for HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, California 90017.

(6)
Based on Schedule 13G/A filed on February 10, 2020, Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) exercises sole voting power over 18,752,465 shares and sole dispositive power over 28,072,940 shares. Vaughan Nelson’s beneficial ownership reflects securities beneficially owned, or that may be deemed to be beneficially owned, by Vaughan Nelson Investment Management, Inc., as general partner of Vaughan Nelson. The address for Vaughan Nelson is 600 Travis Street, Suite 6300, Houston, Texas 77002.

(7)
Based on Schedule 13G filed on February 6, 2020, BlackRock Inc. (“BlackRock”) exercises sole voting power over 23,210,067 shares and sole dispositive power over 24,533,397 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

22 |   2020 Proxy Statement

PROPOSAL 2
To ratify the appointment Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration
Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, Kosmos Energy Holdings, since 2003, and has provided to us certain audit services, audit-related services and tax services during that time.
The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The Board is asking stockholders to approve such appointment and the authority of the Audit Committee to determine their remuneration. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment of the stockholders for ratification as a matter of good corporate governance practice. If an auditor is not appointed by stockholders at the annual stockholders meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Delaware law and the Company’s Bylaws. The affirmative vote of the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.
Representatives of Ernst & Young LLP will not be present at the annual stockholders meeting.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Fees Paid to Independent Auditors
The following table presents aggregate fees billed to us for the years ended December 31, 2019 and 2018, for professional services rendered by Ernst & Young LLP, our principal accountant:
	2018	2019
Audit fees	$2,264,213	$2,146,148
Audit-related fees	$10,000	$20,000
Tax fees	$108,892	$73,214
All other fees	$6,560	$8,038
Total fees	$2,389,665	$2,247,400
Audit Fees. Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with audits of the Company’s and certain of its subsidiaries’ financial statements and internal controls over financial reporting, quarterly reviews of our consolidated financial statements, issuance of a comfort letter related to the Company’s 2019 bond offering, as well as certain audit-related accounting consultations.
Audit-Related Fees. Audit-related fees consisted of costs incurred related to SEC-related accounting consultations and certain attestation and agreed upon procedures.
Tax Fees. Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.
All Other Fees. For 2019 and 2018, all other fees consisted of costs incurred related to access to Ernst & Young LLP’s online research services.
 2020 Proxy Statement | 23

Pre-Approval Policies and Procedures
Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to stockholder approval if necessary under Delaware law. The Audit Committee’s charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The Audit
Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP’s independence.
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 2. Abstentions shall not be treated as votes cast.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and authorize the Audit Committee of the Company to determine their remuneration.”
Recommendation
FOR
The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted “FOR” Proposal 2.

24 |   2020 Proxy Statement

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report herein and the Audit Committee Report included herein shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.
The Audit Committee of the Board currently consists of three non-employee independent directors: Mr. Sterin, Ms. Davis, and Ms. Goodwin.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the performance of the Company’s internal audit function and (4) the qualifications, independence and performance of the Company’s independent auditor.
The Audit Committee has reviewed and discussed with the Company’s management and the independent accountants the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by the Rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees,” as amended.
The Company’s independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.
Respectfully submitted by the Audit Committee of the Board,
Steven M. Sterin, Chair
Lisa A. Davis
Deanna L. Goodwin
 2020 Proxy Statement | 25

PROPOSAL 3
To provide a non-binding, advisory vote to approve named executive officer compensation
At our 2018 annual stockholders meeting, a majority of our stockholders voted, on a non-binding, advisory basis, to hold a non-binding, advisory vote on named executive officer compensation every year. Consistent with this recommendation by our stockholders, the Company intends to submit an annual non-binding, advisory vote on the compensation of the Company’s named executive officers until the next vote on the frequency of the shareholder non-binding, advisory vote on named executive officer compensation. Accordingly, as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the 2019 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
As described in detail in this Proxy Statement under “Executive Compensation—Compensation Discussion and Analysis,” we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our stockholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2019 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2019 compensation of our named executive officers.
To help ensure that all stockholders views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns regarding our executive compensation principles and practices (see “Board of Directors, Board Meetings and Committees—Communications with the Board” above).
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 3. Abstentions shall not be treated as votes cast.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”
Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee will carefully consider the stockholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our stockholders.
Recommendation
FOR
The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted “FOR” Proposal 3.

26 |   2020 Proxy Statement

PROPOSAL 3
EXECUTIVE OFFICERS
Our executive officers are designated by, and serve at the discretion of, our Board of Directors. Our executive officers are as follows:
Andrew G. Inglis
Chairman and Chief Executive Officer
Age: 61
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering.

Thomas P. Chambers
Senior Vice President and Chief Financial Officer
Age: 64
Mr. Chambers has served as our Senior Vice President and Chief Financial Officer since November 5, 2014. Mr. Chambers joined Kosmos in 2014 after serving as Senior Vice President, Finance at Apache Corporation, an oil and gas exploration and production company with domestic and international operations. Mr. Chambers previously served as Apache Corporation’s Executive Vice President and Chief Financial Officer since November 2010, Vice President—Corporate Planning and Investor Relations since March 2009, Vice President—Corporate Planning since September 2001 and Director of Corporate Planning since March 1995. Prior to joining Apache Corporation, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP p.l.c. group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and is a member of the Board of Trustees of Notre Dame College of Ohio. Mr. Chambers earned a Bachelor of Science degree in Chemical Engineering from the University of Notre Dame.

Mr. Chambers will retire in May 2020. Neal D. Shah will replace Mr. Chambers as Senior Vice President and Chief Financial Officer.
 2020 Proxy Statement | 27

PROPOSAL 3
Christopher J. Ball
Senior Vice President and Chief Commercial Officer
Age: 52
Mr. Ball became our Chief Commercial Officer effective October 1, 2018 and has served as our Senior Vice President, Planning and Business Development since August 2013. Mr. Ball joined Kosmos in July 2013 after serving as Vice President, Business Development for the upstream unit of Mubadala Development Company PJSC, a company based in Abu Dhabi, United Arab Emirates. Previously, he was Senior Vice President of Occidental Development Company and President and General Manager of Occidental Middle East Development Company, where he was responsible for business development activities in the Caspian, the Middle East, and North Africa. During his tenure at Occidental, Mr. Ball led and facilitated numerous successful new business activities including the company’s acquisition of concessions in Angola, Nigeria, and Suriname. He also worked in the commercial and mergers and acquisitions arena at Texaco in Houston, London, and New York and in upstream asset development and management at Amoco Corporation in London. Mr. Ball earned a Bachelor of Science degree in Mechanical Engineering from Brunel University in London.

Jason E. Doughty
Senior Vice President and General Counsel
Age: 55
Mr. Doughty has served as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company’s commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master’s degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

Richard R. Clark
Senior Vice President and Head of Gulf of Mexico Business Unit
Age: 64
Mr. Clark was a founder of Deep Gulf Energy and served as its President until its acquisition by Kosmos in 2018. More than 20 of his 36 years in the energy business have been focused in the deepwater Gulf of Mexico. In 1996, he was one of the founders of Mariner Energy, Inc., serving as Executive Vice President and a board member until 2004. Mr. Clark has a Mechanical Engineering Degree from the University of Tennessee at Chattanooga. He launched his career at Shell Offshore in 1979. On September 14, 2018, upon the closing of the DGE Transaction, Mr. Clark became Senior Vice President and Head of Gulf of Mexico Business Unit.

28 |   2020 Proxy Statement

PROPOSAL 3
Ronald W. Glass
Vice President and Chief Accounting Officer
Age: 42
Mr. Glass has served as our Vice President and Chief Accounting Officer since November 2019. Mr. Glass served as our Controller from July 2015 to November 2019. Prior to that, he served as the Company’s SEC Director since 2011. Mr. Glass worked in the Audit practice at KPMG LLP for over nine years prior to joining the Company. He has extensive experience in the oil and gas industry, including initial public offerings, mergers and acquisitions and various other capital market transactions. He earned a Bachelor of Arts degree from Ouachita Baptist University and is a Certified Public Accountant.

 2020 Proxy Statement | 29

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, process and objectives and the elements of our 2019 compensation program for our named executive officers and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow.
As you will be aware, this Proxy Statement is intended to provide a review of the Company’s performance in 2019 and the corresponding compensation of our named executive officers related to such performance. However, we recognize the Company’s stock price has been negatively impacted in the first part of 2020 due to various factors, such as the precipitous decline in crude oil prices resulting from the actions of OPEC+ and the global impact of the Coronavirus (COVID-19) pandemic. Please be assured that the Company and its Compensation Committee remain committed to designing our compensation program to align with long-term shareholder value, and we will continue to closely monitor these events as they develop in 2020, including regarding impacts they may have on our named executive officers’ compensation, which will be described in next year’s Proxy Statement. In that regard, we intend that outstanding compensation awards and 2020 compensation decisions will reflect, in alignment with our shareholders, the Company’s performance in 2020. As we already announced, no cash bonuses are planned for performance year 2020.
The table below sets forth our named executive officers for 2019:
Name	Title
Andrew G. Inglis	Chairman and Chief Executive Officer
Thomas P. Chambers	Senior Vice President and Chief Financial Officer
Richard R. Clark	Senior Vice President and Head of Gulf of Mexico Business Unit
Christopher J. Ball	Senior Vice President and Chief Commercial Officer
Jason E. Doughty	Senior Vice President and General Counsel
Eric J. Haas	Former Senior Vice President, Production and Development
Paul M. Nobel	Former Senior Vice President and Chief Accounting Officer
Each of Messrs. Haas and Nobel ceased employment with the Company on November 12, 2019 in connection with a reorganization of certain management roles by the Company. In addition, in early 2020 Mr. Chambers announced his intention to retire in May 2020 as part of a mutually agreed succession plan. Mr. Chambers will be succeeded by Neal D. Shah, the Company’s current Deputy Chief Financial Officer and Senior Vice President. During the period between Mr. Shah’s appointment and Mr. Chambers’ retirement, Mr. Chambers will assist with the orderly transition of the duties of Chief Financial Officer to Mr. Shah.
Executive Summary
Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain an executive compensation program that attracts, motivates and retains highly experienced individuals who are critical to successfully delivering our business plan and yielding industry-leading results.
Our executive compensation program consists of three key elements—(1) base salary, (2) annual cash incentive awards and (3) long-term equity incentive awards.
Consistent with our pay-for-performance philosophy, we award a majority of the compensation for our executives in the form of “at-risk” annual cash incentive awards and long-term equity incentive awards that payout based on achievement of rigorous performance metrics, both of which directly tie our executives’ pay to Company performance.
We believe that our executive compensation program effectively encourages our named executive officers to deliver strong financial and operational results that position the Company for future valuation creation for our stockholders, including the significant achievements the Company experienced over the past year.
30 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
While volatility in worldwide oil prices continued through much of 2019, our experienced management team was able to perform competitively against our peer companies, primarily due to management’s efforts to secure our strong balance sheet and to maintain our balanced portfolio of infrastructure-led and basin opening exploration prospects and production and development assets.
In our effort to increase future long-term value for our stockholders, we have designed our business strategy to accomplish three key objectives: (1) maximizing the value of our producing assets; (2) progressing our discovered resources toward project sanction and into proved reserves, production, and cash flow through efficient appraisal and development; and (3) adding new resources through a consistently active low-cost, low-carbon exploration program.
Going forward, we expect to continue our practice of delivering a significant portion of our executives’ overall compensation in the form of long-term equity incentive awards, which we believe are a critical tenet of our pay-for-performance philosophy and align our executives’ interests with those of our stockholders.
The key elements of our executive compensation program for 2019 are set forth below. For additional details on the elements of our executive compensation program, see “—Elements of our Executive Compensation Program” below.

2019 Business Highlights
Below we have highlighted some of our key safety performance, strategic, operational and financial results for 2019 that position the Company for ongoing value creation, and that informed our executive compensation decisions for 2019.
Safety
■
Delivered best-in-industry safety performance with zero lost time or recordable incidents during one of the most operationally active years in Kosmos’ history. In 2019, Kosmos safely drilled five wells in the Gulf of Mexico and Equatorial Guinea employing more than 1.7 million man hours.

Operational
■
Organically grew reserves, delivering a net proved reserve replacement ratio of over 100 percent, representing our seventh consecutive year of better than 100 percent reserve replacement. Including the impact of the signing of the LNG Sales and Purchase Agreement for Tortue Phase 1, our 1P reserve replacement equaled 518%.

 2020 Proxy Statement | 31

EXECUTIVE COMPENSATION
■	Achieved an overall 80% success rate for the net prospective resources tested through our exploration campaign in the Gulf of Mexico, Equatorial Guinea, and Mauritania and Senegal.
■
Ensured the first phase of the Tortue LNG project remained on schedule and within budget through effective project management and collaboration with BP and the national oil companies of Mauritania and Senegal.

Financial
■	Generated substantial cash flow, with 2019 net cash provided by operating activities of approximately $628 million.
■	Managed net debt to EBITDAX leverage ratio down to 1.8 times.
■	Refinanced Senior Secured Notes due 2021 with new notes due 2026, decreasing our cost of capital and extending the maturity of our debt portfolio.
■	Initiated payment of a quarterly dividend.
2019 Key Compensation Decisions
We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve industry-leading strategic and operational performance and to position the Company for future value creation for our stockholders in spite of a challenging external environment.
With the help of its external, independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), our Compensation Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2019.
Our Compensation Committee awarded the majority of named executive officer compensation opportunity in the form of “at-risk”, performance-based compensation. This strategy recognizes the evolution of the Company, the volatile state of the oil and gas industry, and the competitive market for talented executives. Through this strategy, our named executive officers remain strongly aligned with the long-term interests of our stockholders.
After a comprehensive review and evaluation of our executive compensation program, we made the following key executive compensation decisions for 2019:
■
Base Salaries: In early 2019, the Compensation Committee reviewed the base salaries paid to each of our named executive officers and determined to increase each of their base salaries by 3% based on a review of recent market data and each executive’s continued performance over the prior year and their future anticipated contributions to the Company’s success.
■
Annual Cash Bonuses: Following the end of the 2019 performance year, based on the Company’s strong achievement of KPIs and significant successes, we awarded 2019 annual cash bonuses to our named executive officers (other than Messrs. Haas and Nobel) at or above target performance levels. See “—Analysis of 2019 Executive Compensation Decisions—Annual Cash Bonus” below for more details.

■
Annual Equity Awards: In January 2019, consistent with the Compensation Committee’s pay for performance philosophy, we granted approximately 68% of our named executive officers’ equity incentive awards in the form of performance-vesting restricted share unit (“PSU”) awards (70% in the case of our CEO), with approximately the remaining 32% (30% in the case of our CEO) granted in the form of service-vesting restricted share unit (“RSU”) awards. In order to further align our executive compensation with long-term shareholder value creation, our Compensation Committee adopted enhancements to the methodology for calculating the TSR ranking applicable beginning with the 2019 PSUs. Under this approach, the performance condition attainment will be fixed for both the top two and bottom two TSR ranking positions. For all other TSR ranking positions, the

32 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
performance condition attainment will be interpolated based on the Company’s TSR performance relative to the difference between the TSR of the second-best and second-worst performing peer companies. The Compensation Committee believes these enhancements better align payouts to our relative performance against peer companies. See “−Analysis of 2019 Executive Compensation Decisions−Equity Incentive Awards”.
Compensation Philosophy
Compensation Objectives
Our executive compensation program is designed to:
■	attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry;
■	reward individual and corporate performance;
■	align the interests of our executives and stockholders by providing a substantial portion of the executives’ compensation in the form of long-term equity-based awards granted under our Long Term Incentive Plan (“LTIP”); and
■	motivate and reward our executives to manage our business to meet our long-term objectives and create and increase stockholder value.
Compensation Practices
We follow sound compensation practices to support our compensation objectives and align our executive compensation program with the interests of our stockholders.
Elements of Our Executive Compensation Program
Since our inception, our executive compensation program has consisted primarily of base salaries, annual cash bonuses and long-term equity incentive awards. For each of these elements, we take into account the practices of our industry peers. We expect that these will remain the principal elements of our executive compensation program going forward—although the relative proportions of each element, and the specific plan and award designs, will continue to evolve to support the strategy of the Company. Each element of our 2019 executive compensation program is described in more detail as follows:
Element		Objective and Basis
Variable Compensation	Equity incentive awards	■	Link interests of executive officers and stockholders, as the ultimate value realized depends on share price performance over the long term.
		■	Require comparable or superior share performance relative to industry peers.
		■	Encourage retention due to the multi-year service condition.
	Annual cash bonus	■	Motivate and reward Company and individual performance for the year.
■
Tie bonus amounts payable to our named executive officers to the Compensation Committee’s quantitative and qualitative assessment of the achievement of “key performance indicators”, general Company performance and individual performance goals.

Fixed Compensation	Base salary	■	Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.
		■	A basic fixed component, which comprises a relatively modest portion of overall compensation.
 2020 Proxy Statement | 33

EXECUTIVE COMPENSATION
Element		Objective and Basis
Employee Benefits	Retirement Plans	■	We do not provide any supplemental executive defined benefit retirement plans.
■
Our executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally. In addition, members of our Senior Leadership Team (including all of our named executive officers) are eligible to participate in a voluntary nonqualified deferred compensation program pursuant to which the Company matches the first 8% of compensation deferred by the executive.

	Health and Welfare Benefits	■
Our named executive officers (along with other employees at the level of Vice President and above) are entitled to the same health and welfare benefits during employment that are offered to U.S.-based employees generally, except that they are also entitled to executive long-term care, executive supplemental disability income insurance, up to $5,000 reimbursement for financial planning services and payment of premiums for executive life insurance. Our Senior Vice Presidents and above (which includes our named executive officers) are also entitled to annual executive physicals.

Base salaries represent a relatively modest percentage of total compensation. Our executives have the opportunity to earn a significant portion of their compensation in the form of annual cash bonuses and long-term equity incentive awards. We refer to the cash bonus and long-term equity incentive awards collectively as variable (or “at-risk”) compensation. The portion of each compensation element as a percentage of total direct compensation paid in respect of 2019 to our CEO and the average of such compensation paid to our other named executive officers (other than Messrs. Haas and Nobel who ceased employment with the Company in November 2019) was as follows:

34 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
Executive Compensation Procedures
Role of the Compensation Committee
Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members discuss compensation matters with each other outside regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers under the LTIP. As Chair of the Compensation Committee, Mr. Ogunlesi reports to the full Board regarding compensation matters.
The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in the decision-making process for determining his compensation. For more on the Compensation Committee’s responsibilities, see “Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee” above.
Role of Compensation Consultant
Since our IPO, the Compensation Committee has engaged Meridian to provide independent advice on executive compensation trends and issues, compensation practices within the oil and gas industry, and the design and structure of our executive compensation programs. Meridian has also provided similar information and input regarding outside director compensation.
Meridian reports directly and exclusively to the Compensation Committee, and at the Compensation Committee’s direction Meridian works with management to review or prepare materials for the Compensation Committee’s consideration. Meridian did not provide any other services to the Company or our management in 2019. Meridian participated in several conversations with the Compensation Committee and Committee Chair in 2019 and early 2020 and developed materials for the Compensation Committee’s consideration at meetings.
Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the Compensation Committee to consider regarding compensation levels and incentive compensation design. Meridian provided an update to the Compensation Committee concerning recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee’s annual compensation review.
For 2019, Meridian provided the Compensation Committee with information necessary for an evaluation of its independence in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that the advice provided by Meridian is independent and no conflicts or potential conflicts of interest exist.
 2020 Proxy Statement | 35

EXECUTIVE COMPENSATION
Compensation Benchmarking
The Compensation Committee occasionally uses industry peer compensation data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.
In 2019, Meridian referenced compensation data collected in its proprietary industry survey of 44 North American exploration and production companies, and policies and practices researched across the industry in general. For a list of the surveyed companies, see Annex A to this Proxy Statement.
The Compensation Committee has noted that surveyed industry companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater exploration than does Kosmos. In general, Kosmos competes with these companies for talent, and the Committee believes that they are currently appropriate for executive compensation comparison. When considering executive compensation decisions, the Committee takes into consideration the differences and similarities between Kosmos and any data from the surveyed companies.
Advisory Vote to Approve Named Executive Officer Compensation
At our 2019 annual stockholders meeting, approximately 99.5% of votes cast, on an advisory basis, were in favor of our named executive officer compensation. As such, the Compensation Committee believes that our stockholders are largely satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with stockholder interests and our long-term goals.
Nevertheless, we continually consider ways to modify our executive compensation program to strengthen this alignment of interests.
Our stockholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year’s stockholder vote, along with all stockholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.
Analysis of 2019 Executive Compensation Decisions
Equity Incentive Awards
Equity Compensation Overview
Our equity compensation program is designed to align our executives’ interests with those of our stockholders by motivating our executives to contribute significantly to the Company’s success and to create long-term shareholder value. We believe that a performance-driven, team-based culture is crucial to our future success. Therefore, we grant equity awards to all of our U.S.-based employees to align their interests with those of our stockholders and to expose them to the same upside and downside risks as our stockholders.
We have historically granted equity awards under our LTIP in the form of RSUs and PSUs. We believe that these equity awards incentivize our employees to work toward our continued success and motivate their retention with the Company. The awards align the interests of our employees with those of our stockholders, as the ultimate value received depends on the share price on the vesting date and, in the case of PSUs, the level of attainment of the multi-year TSR performance goal. In addition, while grants of RSUs do not have explicit performance-vesting conditions, due to the nature of the risks of the industry in which we operate, the ultimate value realized from RSUs depends significantly on our future operating performance.
We typically grant equity awards as part of our annual and new hire equity grant process. Our Compensation Committee grants annual equity awards in January of each year, which enables our Compensation Committee to make comprehensive compensation decisions for our executives after the end of each year (contemporaneous with decisions regarding the payment of annual bonuses and any base salary adjustments).
All of the outstanding equity awards held by our named executive officers are subject to our Compensation Recoupment Policy (discussed in more detail in “—Compensation Recoupment Policy” below).
36 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
2019 Annual Equity Awards
In order to continue to promote the alignment of executive compensation and long-term shareholder value creation, our Compensation Committee adopted enhancements to the methodology for calculating the TSR ranking applicable to the PSUs granted to our executives in 2019. The Compensation Committee’s overall approach to equity incentive compensation in 2019 continued to place a strong emphasis on pay for performance by granting a significant portion of equity incentive awards in the form of PSUs that are subject to achievement of a three-year TSR performance goal, which the Compensation Committee believes closely aligns our named executive officers’ interests with those of our stockholders and complements the KPIs used for purposes of determining payouts under our 2019 annual cash bonus program.
In 2019, we granted annual equity awards to our named executive officers, with approximately 68% of such annual equity awards (70% in the case of our CEO) granted in the form of PSUs and approximately 32% (30% in the case of our CEO) granted in the form of RSUs.
RSUs. RSUs are inherently aligned with the interests of our stockholders because their ultimate value is directly linked to future appreciation in our share price. RSUs also increase the retentive value of our overall executive compensation program. The annual RSU awards granted to our named executive officers in 2019 vest one-third each year over three years based on continued service.
PSUs. PSUs granted in 2019 require attainment of both a service and a performance condition. The service condition is attained one-third each year over three years, and the performance condition is attained over a three year performance period (as specified below) based on achievement of specified relative TSR performance goal. The attainment of the performance condition will be determined on the last day of the three-year performance period based on our TSR as compared to the TSR of a specified group of industry “performance peer” companies (listed below).
In recognition of the evolution of our industry and our performance peer companies in recent years, and in order to ensure that payouts of PSU awards accurately reflect relative performance that considers the size of absolute differences between our TSR and the TSR of the performance peer companies beyond just percentile rank, the Compensation Committee enhanced the TSR performance goal applicable to the PSUs granted to our named executive officers in 2019. Under this new approach for 2019, achievement of the TSR performance goal will no longer be calculated based on the percentile ranking of Kosmos’ TSR over the performance period relative to that of the performance peer companies. Instead, attainment of the TSR performance goal will be fixed for both the top two and bottom two TSR ranking positions. For all other TSR ranking positions, the performance condition attainment will be interpolated based on the Company’s TSR performance relative to the difference between the TSR of the second best and second worst performing peer companies. For these purposes, TSR will continue to be determined as the percentage by which the average closing price of a share of Kosmos or a share of a performance peer company on each of the 30 trading days ending on the last day of the performance period is more or less than the average closing price of the share on each of the 30 trading days ending on the first day of the performance period, plus the amount of any dividends or distributions that are declared during the performance period. The Compensation Committee believes these enhancements better align LTIP payouts with our relative performance against peer companies. They are not intended to provide any additional benefit or advantage to our employees in determining PSU award vesting.
The performance goal for the performance awards granted to our named executive officers in 2019 will be attained based on the ranking of our TSR performance and the TSR itself relative to the TSR of our peer companies during the performance period commencing January 2, 2019 and ending January 2, 2022, as follows:
Relative TSR (Ranking)	Performance Goal Attainment
1st (highest)	200%
2nd highest	175%
3rd highest – 3rd lowest (“Middle Zone”)	*
2nd lowest	25%
Lowest	0%
*
If Kosmos’ TSR ranking is in the “Middle Zone”, the percentage at which the performance goal will be deemed attained will be interpolated for performance between 25% and 175% based on the proportional position of Kosmos’ TSR between the TSR of the performance peer company with the 2nd highest ranking and the TSR of

 2020 Proxy Statement | 37

EXECUTIVE COMPENSATION
the performance peer company with the 2nd lowest ranking. If there are less than four performance peer companies on the last day of the performance period, the Compensation Committee will make such adjustments to the composition of the Middle Zone as it deems necessary or appropriate.
To the extent that the performance goal is attained above the 100% target performance level, our Compensation Committee, in its sole discretion, may provide for settlement of any such above-target portion of the PSU awards in cash in lieu of shares. This discretion to settle the PSUs in cash is intended to provide our Compensation Committee flexibility to preserve shares under the LTIP for future new hire and annual equity awards and to reduce dilution to stockholders.
The nine industry performance peer companies for PSUs granted to our named executive officers in 2019 are listed below. Unless otherwise determined by the Compensation Committee in accordance with the LTIP, if a peer company is no longer publicly traded on the last day of the performance period, it will be removed from the group of performance peers and will not be replaced. These companies were selected because they are the oil and gas exploration and production companies most like Kosmos in terms of geographic reach and/or development stage.
Performance Peer Companies
Africa Oil Corp.	Noble Energy, Inc.
Anadarko Petroleum Corporation(1)	Ophir Energy plc(2)
Cairn Energy plc	Premier Oil plc
Genel Energy plc	Tullow Oil plc
Lundin Petroleum AB
(1)	Anadarko Petroleum Corporation was acquired by Occidental Petroleum Corporation on August 8, 2019.
(2)	Ophir Energy plc was acquired by Medco Energi on May 21, 2019.
To receive any payout under the RSUs and PSUs, our named executive officers and other employees generally must remain employed with us through the vesting date and, in the case of PSUs, the TSR performance condition must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see “2019 Compensation—Potential Payments Upon Termination or Change in Control” below). Our outstanding equity awards generally vest on a “double-trigger” basis in connection with a change in
control—i.e., the awards accelerate in connection with a change in control if a qualifying termination of employment occurs on or within one year after the change in control—which we believe further aligns our equity compensation program with the interests of our stockholders. Our CEO has certain enhanced protections for his equity awards in connection with a change in control, as described in more detail in “2019 Compensation—Potential Payments Upon Termination or Change in Control—Equity Awards” below.
For details on the outstanding equity awards granted to our named executive officers in 2019 and prior years, including the numbers of shares, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under “2019 Compensation” below.
Annual Cash Bonuses
Annual cash bonuses approved by the Compensation Committee for our current named executive officers for 2019 were based on Company and individual performance. In late 2018, the Board of Directors, in consultation with our Chief Executive Officer, established “key performance indicators” (which we refer to as “KPIs”) for 2019 that were derived from our strategic and operational plan and demonstrate year-over-year improvement. The bonus range for each named executive officer was 0% − 200% of the executive officer’s target bonus opportunity.
The base bonus pool for each performance year (which we refer to as the “Base Bonus Pool”) is determined with reference to the aggregate target bonus of all bonus eligible employees. The actual bonus pool available for bonus payments with respect to all employees of the Company for the applicable performance year (which we refer to as the “Actual Bonus Pool”) may be funded up to 120% of the Base Bonus Pool, as determined by our Compensation Committee based on its quantitative and qualitative assessment of the level of achievement of the KPIs and overall Company financial and operating performance. Actual individual bonus amounts payable to our named executive officers were then determined based on the Compensation Committee’s review and assessment of the individual performance (taking into account our
38 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The actual aggregate amount of cash bonuses paid to all of our employees, including our current named executive officers, for any performance year cannot exceed the Actual Bonus Pool approved by our Compensation Committee for such year.
In January 2020, the Compensation Committee reviewed a comprehensive report prepared by management summarizing the Company’s performance against the pre-established 2019 KPIs and the Company’s strategic, financial, exploration, development and production performance.
The KPIs for the 2019 performance year, as judged by the Compensation Committee in January 2020 are set forth in the table below.
2019 Key Performance Indicators
KPI		Level of Achievement	Commentary
Enhance License to Operate
Zero anticorruption violations		Achieved	Continued to satisfy anticorruption compliance requirements via proactive diligence and training, and constant compliance vigilance
Deliver Health, Safety and Environment (HSE) plan targets		Exceeded	No recordable incidents or LTIs despite significant ramp up in operated activity, including the drilling of five operated wells and 1.7 million man hours
Advance country strategies to effectively manage above and below ground risks:		Achieved	Advanced our country strategies by managing above and below ground risks through:
■ evolve above ground strategies for non-operated areas to ensure continuing Kosmos influence (Equatorial Guinea, Ghana, Mauritania, Senegal and Namibia)			■ effective influencing of our non-operated activity in Equatorial Guinea, Ghana, Mauritania, Senegal and Namibia
■ advance above ground strategies for operated areas ahead of upcoming drilling programs (Suriname, Sâo Tomé, Príncipe and Côte d’Ivoire)
 ■ consistent and transparent engagement with our host government bodies supporting our operated activity set (Bureau of Safety and Environmental Enforcement in the Gulf of Mexico and Ministry of Mines and Hydrocarbons in Equatorial Guinea), which enhanced our relationship as a trusted partner

■ enhance Kosmos relationship of “trusted partner” with U.S. Government authorities
Deliver Operational Milestones
Ghana
Finalize turret remediation through safe and efficient floating production storage offloading (FPSO) vessel rotation by early 2019 and planning for installation of the catenary anchor leg mooring (CALM) buoy offloading system in 2020
		Achieved	Permanent spread mooring of the FPSO vessel was completed in 2019. The final phase of the Turret Remediation Project, the installation and commissioning of the CALM buoy, is deemed to be on track
	Implement Jubilee gas handling system upgrades to maximize capacity by the end of the year	Not Achieved	Upgrade work scope defined and agreed, but installation was deferred to January 2020 by operator
Gulf of Mexico Business Unit	Drill up to four short-cycle exploration wells and deliver discoveries with cumulative net reserves of 15 MMboe (NRI)	Not Achieved	Drilled Gladden Deep (oil discovery), Moneypenny (dry), Resolution (dry) and Oldfield (dry)
 2020 Proxy Statement | 39

EXECUTIVE COMPENSATION
2019 Key Performance Indicators
KPI		Level of Achievement	Commentary
Equatorial Guinea	Drill S-5 (formerly G-13) well and de-risk minimum gross commercial resources of 28 MMbo recoverable	Achieved	Oil discovery with ~40 meters of net pay and good quality reservoir. Significant potential with work ongoing to establish resource size and optimal development scheme
Mauritania/ Senegal	Advance commercialization of Tortue full field development	Achieved	Key concept decisions made on Phases 2/3 of Tortue full field development
	Build resource for second and third LNG hubs in Mauritania and Senegal through drilling of Orca-1 and Yakaar-2 wells respectively	Exceeded
Both the Orca-1 and Yakaar-2 wells were successful, doubling our original estimated Gas Initially in Place (GIIP) resource base. Orca well was the largest deepwater hydrocarbon discovery world-wide in 2019

	Develop pathway to monetization of second and third LNG hubs	Achieved	Yakaar-Teranga Phase 1 domestic gas plan agreed with BP; BirAllah hub now expected to be commercial with Orca-1 exploration well success
Longer-Cycle Exploration	Mature frontier tests of São Tomé and Príncipe (STP), Namibia and Suriname as options for drilling in 2020	Achieved
STP: Block 6/11 farm-out completed resulting in a well carry for planned 2020 test (Block 6: Jaca-1 exploration well)
Namibia: Partnership selecting location for planned late 2020/early 2021 exploration well
Suriname: Partner alignment to defer Walker-1 exploration well to 2021

	Develop and commence execution of Gulf of Mexico Phase 2 (Emerging) and Phase 3 (Frontier) exploration plan	Achieved	Phase 2: Kosmos awarded 13 blocks in March and August federal lease sales; Phase 3: evaluation ongoing
Cost Management
Net Cash General and Administrative (G&A)(1) expense of $83 million		Exceeded	Net Cash, G&A(1) $78 million
Project Capital Expenditure (CapEx) of less than $500 million		Exceeded	CapEx of $440 million
Grow Organizational Capability
Ensure growth in organizational capability consistent with the Long Range Plan (LRP) inclusive of active leadership planning		Achieved	Proactively restructured organization in November to deliver LRP objectives and enable succession planning while delivering a reduction in Net Cash G&A(1)
As we grow, improve the effectiveness and connection of the Company		Achieved	Employee survey results demonstrate improvement in both effectiveness and connection within the Company
Deliver 2019 Corporate Targets and Maintain Long Term Financial Liquidity
Deliver production target of 70 – 76 Mboepd and corresponding EBITDAX(2) of $1,000 – 1,100 MM at $60/Bbl Brent		Not Achieved	Delivered 2019 production of ~65 Mboepd and EBITDAX(2) of ~$990 million
Complete 2019 activity set and reduce Net Debt/EBITDAX(2) to ~1.8x by the end of the year at $60/Bbl Brent		Achieved	Delivered 2019 year end Net Debt/EBITDAX(2) of 1.8x
Maintain long-term financial strength through continuing a disciplined hedging program		Achieved	Active 2019 and 2020 hedging program resulting in ~63% of production hedged with average floor prices above current strip; also refinanced 2021 High Yield notes with new maturity of 2026
40 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
2019 Key Performance Indicators
KPI	Level of Achievement	Commentary
Build Portfolio
Access a position that could deliver the next oil development hub	Achieved	Accessed new acreage in Gulf of Mexico and South Africa
Build a short-cycle exploration portfolio by identifying three to four prospects for 2020 drilling	Achieved	Maintained and high graded a large prospect and acreage inventory allowing quality through choice; identified four prospects for 2020
(1)	“Net Cash G&A” represents G&A excluding non-cash equity-based compensation expense.
(2)	“EBITDAX” is defined in the Company’s 2019 Annual Report on Form 10-K.
(3)	“Net Debt” equals debt less cash and restricted cash.
In evaluating the Actual Bonus Pool for the 2019 performance year, the Compensation Committee determined that the Company’s strong strategic, financial and operating performance, including its exceptional safety performance, offset the Company’s exploration challenges in 2019. As a result, the Committee approved the Actual Bonus Pool for 2019 at 105% of the Base Bonus Pool.
 2020 Proxy Statement | 41

EXECUTIVE COMPENSATION
In determining the individual bonus award for each of our current named executive officers for 2019 payable from the 2019 Actual Bonus Pool, the Compensation Committee considered each executive’s individual contributions, including strategic initiatives, financial performance, operating performance and organizational leadership.
The following table summarizes the most significant achievements for each of our named executive officers in 2019 (other than Messrs. Haas and Nobel, who did not receive an annual bonus in respect of 2019) that were taken into account by the Compensation Committee in determining his bonus amount:
Name	2019 Key Achievements
Mr. Inglis	■	Led the Company and its Senior Leadership Team to ensure proper oversight and delivery of the Company’s KPIs, including best-in-industry safety performance and strong financial performance
■
Led the continued evolution of the organization through a restructuring to deliver LRP objectives and enable succession planning while achieving a reduction in net cash G&A and maintaining a motivated organization

	■	Oversaw successful exploration efforts resulting in the industry’s largest deepwater discovery world-wide in 2019
■
Provided oversight and direction regarding operational management resulting in continued over-delivery of the expected economic performance with Equatorial Guinea acquisition at 1.7 times ROI at year end 2019, accelerated production growth of the Gulf of Mexico Business Unit and an enhanced infrastructure-led exploration portfolio

	■	Enhanced the long-term prospects for the Company with 1P reserves replacement of 518% (including the impact of signing the LNG Sales and Purchase Agreement for Tortue Phase 1)
	■	Strengthened the Company’s brand name and reputation with stakeholders, enabling the Company to advance its strategic efforts
Mr. Chambers	■	Refinanced HY Bonds to extend the maturity and decrease the effective interest rate
■
Led execution of insurance renewal resulting in significant coverage enhancements. Actively influenced the Ghana Jubilee joint venture partners to negotiate a full and final settlement of the Jubilee turret Hull and Machinery insurance claim resulting in receipt of final proceeds in 2019

	■	Effective forecasting and management of cash flow, CapEx and net cash G&A to deliver free cash flow exceeding the forecast of $200 million
■
Built a strong investor base and increased stock liquidity in London and US markets and enhanced the equity market awareness of Kosmos’ story supporting strong 2019 share price performance versus our peers

Mr. Clark	■	Led the Gulf of Mexico business unit (GoM BU) in delivering best-in-industry safety with zero Total Recordable Incident Rate (TRIR) and Lost Time Incidents (LTIs)
	■	Led strong performance in GoM BU resulting in production ending the year at 30,000 boe/d, a 20% increase over the expected DGE acquisition case
	■	Key role in building short-cycle exploration portfolio, resulting in a strong exploration prospect inventory allowing quality through choice
	■	Played a key role in the continued evolution of the GoM BU organization through a restructuring to deliver LRP objectives and continued to build and strengthen the operational organization
42 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
Name	2019 Key Achievements
Mr. Ball	■
Strengthened the Company’s performance and risk management processes, ensuring the underlying processes of the Long-Range Plan, Enterprise Risk Management, Performance Management and deal identification/evaluation were strengthened to support strategic execution and portfolio optimization

■
Provided commercial leadership in (i) completing the São Tomé and Príncipe Blocks 6 and 11 farm-out, (ii) accessing Northern Cape Ultra Deep block offshore the Republic of South Africa and (iii) increased participating interest in Equatorial Guinea Block 24

	■	Enhanced the exploration portfolio by continuing to strengthen relationships with partners and deliver BP and Shell Alliance objectives
Mr. Doughty	■	Further strengthened corporate processes to ensure zero anticorruption violations through driving a robust compliance program
	■	Ensured compliance with public company reporting requirements in the United States and United Kingdom, which were handled efficiently and effectively
	■	Played a key leadership role in completion of Tortue Phase 1 LNG sale and purchase agreement, as well as the successful farmout of São Tomé and Príncipe Blocks 6 and 11
	■	Key supporting role in the refinancing of the High Yield notes resulting in improved overall financial capacity for the Company
The table below sets forth our current named executive officers’ target and maximum bonus opportunities for 2019, along with the actual amounts of the bonuses that they received for 2019 based on the achievement of the KPIs and Company and individual performance factors described above:
Name(1)	Target Bonus Opportunity (as % of Base Salary)	Target Bonus Opportunity ($)	Maximum Bonus Opportunity ($)(2)	Actual 2019 Bonus ($)
Andrew G. Inglis	100%	1,007,855	2,015,710	1,763,746
Thomas P. Chambers	100%	603,652	1,207,304	603,652
Richard R. Clark	100%	655,636	1,311,272	1,147,363
Christopher J. Ball	100%	603,580	1,207,160	905,370
Jason E. Doughty	75%	343,102	686,204	514,654
(1)	Neither of Messrs. Haas and Nobel received an annual cash bonus for 2019 given their separation from employment with the Company in November 2019.
(2)	The amounts in this column represent 200% of each named executive officer’s target bonus opportunity.
 2020 Proxy Statement | 43

EXECUTIVE COMPENSATION
Base Salary
Base salary is the sole fixed component of our executive compensation program and represents a relatively modest portion of our named executive officers’ total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels across industry peers and business requirements for certain skills, individual experience and contributions, as well as the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us and execute our strategy.
Our named executive officer salaries are intended to be competitive with those of our industry peers. We do not have a prescribed policy or broadly applied guideline for how salaries should compare to external survey data. Base salaries are subject to change if, among other reasons, the executive’s experience or responsibilities change materially or there are changes in the competitive market environment.
In early 2019, the Compensation Committee reviewed the base salaries paid to each of our named executive officers. The Compensation Committee approved an increase in the base salaries of our named executive officers based on each executive’s performance and available market data, as set forth in the table below.
Name(1)	2018 Base Salary Rate ($)	2019 Base Salary Rate ($)
Andrew G. Inglis	978,500	1,007,855
Thomas P. Chambers	586,070	603,652
Richard R. Clark	636,540	655,636
Christopher J. Ball	586,000	603,580
Jason E. Doughty	444,146	457,470
(1)
The 2019 base salary received by each of Messrs. Haas and Nobel for the portion of 2019 prior to their cessation of employment with the Company is set forth in the 2019 Summary Compensation Table on page 47 of this Proxy Statement.

Benefits and Perquisites
Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision insurance and relocation benefits and are also entitled to annual executive physicals, financial and tax planning services and payments of premiums for supplemental health and welfare benefits. Our named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as our employees generally and are not entitled to any supplemental executive retirement benefits. Under the 401(k) plan, the Company matches 100% of an employee’s elective deferrals up to a specified percentage of eligible compensation (8% in 2019), subject to applicable limitations under the Internal Revenue Code. In addition, members of our Senior Leadership Team may also defer base and cash bonus compensation on a pre-tax basis under our deferred compensation plan, with the Company providing a matching contribution equal to 8% of the amount deferred by each executive.
For details and the amounts of such benefits, see the “All Other Compensation” column of the 2019 Summary Compensation Table and the accompanying footnotes below.
Termination and Change in Control Benefits
■
Equity Awards: The vesting of the equity awards held by our named executive officers accelerates in connection with specified terminations of employment or a change in control. See “2019 Compensation—Potential Payments Upon Termination or Change in Control” below.

■
Offer Letters: The offer letter agreements we have entered into with each of our named executive officers (other than Mr. Clark) provide for specified termination payments and benefits. See “2019 Compensation— Potential Payments Upon Termination or Change in Control—Offer Letters” below.

44 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
■
Separation Agreements with Messrs. Haas and Nobel: In connection with the cessation of their employment from the Company on November 12, 2019, each of Messrs. Haas and Nobel entered into a separation and release agreement with the Company, which generally provides for the payment of a lump-sum cash severance payment and outplacement services, subject to the executive’s execution and non-revocation of a general release of claims.

In addition, the separation agreements with each of Messrs. Haas and Nobel provide for restrictions against the disclosure or usage of confidential information and disparagement. For additional details regarding the separation and release agreements entered into with each of Messrs. Haas and Nobel, see “2019 Compensation— Potential Payments Upon
Termination of Change in Control—Separation Agreements with Messrs. Haas and Nobel” below.
■
Severance Policy: We maintain a change in control severance policy that is designed to encourage continuity of management and other employees after a “change in control” (as defined in the LTIP). The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a change in control. Our named executive officers are not covered by any severance policy or program for terminations that occur other than in connection with a change in control. For more information on our change in control severance policy, see “2019 Compensation— Potential Payments Upon Termination of Change in Control—Severance Policy” below.

Compensation Recoupment Policy
Under our Compensation Recoupment Policy, in the event the Company is required to restate its financial results in order to correct a material error, our Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation from our executive officers to the extent the amount of such compensation actually paid to the executive exceeds the amount that would have been paid if calculated based on the financial restatement. In addition, in the event an executive officer engages in certain specified acts of misconduct, the Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation and other compensation (including service-vesting equity awards and discretionary cash bonuses) that was paid to such executive within three years prior to the date of such misconduct (or, if later, the date the Compensation Committee discovers such misconduct).
The Compensation Committee reviews this policy from time to time, and the Committee will review it following the SEC’s adoption of a final rule under the Dodd-Frank Act regarding incentive-based compensation recoupment.
Share Ownership Guidelines
Under our share ownership guidelines, each of our executive officers is required to own, within five years following his or her hire or promotion date (or, if later, by January 1, 2022), common shares of the Company having an aggregate value at least equal to the multiple of his or her annual base salary, as follows:
Position	Multiple of Annual Base Salary
Chief Executive Officer	6x
Other Executive Officers	3x
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-vesting restricted shares and share-settled RSUs are counted for purposes of satisfying our Share Ownership Guidelines. However, shares underlying restricted shares or RSUs that are subject to performance-based vesting conditions that have not yet been satisfied will not be counted for purposes of satisfying the ownership guidelines.
As of December 31, 2019, all of our executive officers were in compliance with the share ownership guidelines.
 2020 Proxy Statement | 45

EXECUTIVE COMPENSATION
Policy Prohibiting Hedging Transactions
Our Dealing Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company’s securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.
During the past five years, none of our named executive officers have engaged in any such hedging transactions with respect to any Company securities.
Compensation Risk Assessment
Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the following factors mitigate any potential risks: balanced pay mix; diversified performance metrics; emphasis on long-term equity incentive compensation tied to service and performance conditions; the overall amount of compensation and internal control and oversight by the Compensation Committee and our Board.
The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the federal income tax deductibility of compensation under Section 162(m) of the Internal Revenue Code (the “Code”).
In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not deductible under Section 162(m) if it determines such award is in our stockholders’ best interests.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Respectfully submitted by the Compensation Committee of the Board,

Adebayo (“Bayo”) O. Ogunlesi, Chair Sir Richard Dearlove Steven M. Sterin
46 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
2019 Compensation Tables
The following tables contain information about the compensation we provided for 2019, 2018 and 2017 to our 2019 named executive officers.
2019 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew G. Inglis Chairman and Chief Executive Officer	2019	1,007,855	—	1,763,746	2,334,927	47,932	5,154,460
	2018	978,500	—	1,712,375	3,614,395	56,452	6,361,722
	2017	950,000	—	1,662,500	2,583,930	55,238	5,251,668
Thomas P. Chambers Senior Vice President and Chief Financial Officer	2019	603,652	—	603,652	1,235,919	81,049	2,524,272
	2018	586,070	—	879,105	1,909,394	183,428	3,557,997
	2017	569,000	—	853,500	1,625,082	97,855	3,145,437
Richard Clark Senior Vice President and Head of Gulf of Mexico Business Unit	2019	655,636	—	1,147,363	1,235,919	47,956	3,086,874
	2018	185,658	—	477,405	1,815,243	26,826	2,505,132
			—
Christopher J. Ball Senior Vice President and Chief Commercial Officer	2019	603,580	—	905,370	1,235,919	46,062	2,790,931
	2018	544,130	—	1,025,500	1,491,148	42,722	3,103,500
	2017	514,731	—	772,096	1,450,339	42,583	2,779,749
Jason E. Doughty Senior Vice President and General Counsel	2019	457,470	—	514,654	888,971	39,584	1,900,679
	2018	443,068	—	582,942	1,362,470	33,402	2,421,882
	2017	431,210	—	646,815	1,326,493	36,351	2,440,868
Eric J. Haas Former Senior Vice President, Production and Development	2019	441,502	—	—	753,806	848,095	2,043,403
			—
Paul M. Nobel Former Senior Vice President and Chief Accounting Officer	2019	402,374	—	—	611,876	913,942	1,950,466

(1)
The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year. For Mr. Clark, the amount in this column for 2018 reflects salary paid commencing on his start date of September 14, 2018.

(2)
The amounts reported for 2019 are the annual cash bonuses that our named executive officers received in January 2020 for performance during 2019 pursuant to our annual incentive plan, based on achievement of the applicable KPIs and the Compensation Committee’s assessment of overall Company and individual performance. For additional information on these bonuses, see “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation Decisions—Annual Cash Bonus” above. Each of Messrs. Haas and Nobel did not receive an annual cash bonus in respect of 2019 since their employment with the Company ceased on November 12, 2019.

(3)
The amounts in this column reflect the aggregate grant date fair values of the RSUs and PSUs granted under the LTIP in 2019 to the named executive officers, in each case, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, that the executives will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for PSU awards, the level of attainment of the applicable performance goal.

The amounts for the PSU awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “2019 Grants of Plan-Based Awards” table below. The following are the values of the PSU awards as of the grant date assuming attainment of the maximum level of performance: Mr. Inglis ($3,478,657), Mr. Chambers ($1,768,375), Mr. Clark ($1,768,375), Mr. Ball ($1,768,375), Mr. Doughty ($1,276,240), Mr. Haas ($1,083,600) and Mr. Nobel ($842,800).
In connection with their cessation of employment with the Company in November 2019, the RSU and PSU awards granted to each of Messrs. Haas and Nobel in 2019 were forfeited as of the date of their termination.
For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our 2019 Annual Report on Form 10-K.
 2020 Proxy Statement | 47

EXECUTIVE COMPENSATION
(4)	The amounts reported for 2019 in this column for our named executive officers reflect the following:
(a)
For Mr. Inglis, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive life insurance ($11,487), (b) executive supplemental disability income insurance ($6,542) and (c) executive long-term care insurance ($4,856); and (iii) the cost of an annual executive physical ($2,647).

(b)
For Mr. Chambers, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive supplemental disability income insurance ($6,261) and (b) executive long-term care insurance ($6,168); and (iii) Company matching contributions to our non-qualified deferred compensation plan ($46,221).

(c)
For Mr. Clark, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); and (ii) payment of premiums for (a) executive life insurance ($14,858), (b) executive supplemental disability income insurance ($5,233) and (c) executive long-term care insurance ($5,465).

(d)
For Mr. Ball, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive life insurance ($4,235), (b) executive supplemental disability income insurance ($6,839) and (c) executive long-term care insurance ($4,379); (iii) the cost of an annual executive physical ($7,613); and (iv) reimbursement for financial planning services ($596).

(e)
For Mr. Doughty, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive life insurance ($1,906), (b) executive supplemental disability income insurance ($5,962) and (c) executive long-term care insurance ($4,380); and (iii) the cost of an annual executive physical ($4,936).

(f)
For Mr. Haas, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive life insurance ($13,888), (b) executive supplemental disability income insurance ($5,091) and (c) executive long-term care insurance ($3,803); and (iii) pursuant to the terms of his separation and release agreement entered into with the Company in connection with the cessation of Mr. Haas’ employment on November 12, 2019, a lump sum cash severance payment ($802,913). For additional details regarding Mr. Haas’ separation and release agreement, see “2019 Compensation— Potential Payments Upon Termination of Change in Control—Separation Agreements with Messrs. Haas and Nobel” below.

(g)
For Mr. Nobel, includes: (i) matching contributions under the Company’s 401(k) plan ($22,400); (ii) payment of premiums for (a) executive life insurance ($1,197), (b) executive supplemental disability income insurance ($4,498) and (c) executive long-term care insurance ($3,524); (iii) the cost of an annual executive physical ($7,054); and (iv) pursuant to the terms of his existing offer letter with the Company and his separation and release agreement entered into with the Company in connection with the cessation of Mr. Nobel’s employment on November 12, 2019, a lump sum cash severance payment ($875,269). For additional details regarding Mr. Nobel’s separation and release agreement, see “2019 Compensation— Potential Payments Upon Termination of Change in Control—Separation Agreements with Messrs. Haas and Nobel” below.

48 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
2019 Grants of Plan-Based Awards
The following table provides information on grants of plan-based awards made to our named executive officers during 2019.
Name	Grant Date	Approval Effective Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew G. Inglis	—	—	1,007,855	2,015,710	—	—	—	—	—
	1/31/2019	1/22/2019	—	—	—	—	—	123,825	595,598
	1/31/2019	1/22/2019	—	—	72,731	288,925	577,850	—	1,739,329
Thomas P. Chambers	—	—	603,652	1,207,304	—	—	—	—	—
	1/31/2019	1/22/2019	—	—	—	—	—	73,125	351,731
	1/31/2019	1/22/2019	—	—	36,719	146,875	293,750	—	884,188
Richard R. Clark	—	—	655,636	1,311,272	—	—	—	—	—
	1/31/2019	1/22/2019	—	—	—	—	—	73,125	351,731
	1/31/2019	1/22/2019	—	—	36,719	146,875	293,750	—	884,188
Christopher J. Ball	—	—	603,580	1,207,160	—	—	—	—	—
	1/31/2019	1/22/2019	—	—	—	—	—	73,125	351,731
	1/31/2019	1/22/2019	—	—	36,719	146,875	293,750	—	884,188
Jason E. Doughty	—	—	343,102	686,204	—	—	—	—
	1/31/2019	1/22/2019	—	—	—	—	—	52,152	250,851
	1/31/2019	1/22/2019	—	—	26,500	106,000	212,000		—638,120
Eric J. Haas(5)	1/31/2019	1/22/2019	—	—	—	—	—	44,076	212,006
	1/31/2019	1/22/2019	—	—	22,500	90,000	180,000	—	541,800
Paul M. Nobel(5)	1/31/2019	1/22/2019	—	—	—	—	—	40,000	190,476
	1/31/2019	1/22/2019	—	—	17,500	70,000	140,000	—	443,674
(1)
The amounts reported are the target and maximum annual bonuses that our named executive officers were eligible to receive for performance in respect of 2019 pursuant to our annual incentive plan. For additional information on these bonuses, see “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation Decisions—Annual Cash Bonus” above.

(2)
These amounts reflect PSUs, which are scheduled to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse one-third each year over three years and the specified relative TSR performance condition that will be measured on January 2, 2022. The amounts in the “Threshold” sub-column reflect the 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the “Target” sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation Decisions—Equity Awards” above.

(3)	These amounts reflect RSUs that are scheduled to vest one-third each year over three years, based solely on service.
(4)	The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
The amounts in this column for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these awards, assuming attainment of the maximum level of performance, see Footnote 3 to the “2019 Summary Compensation Table” above. The actual value, if any, that each named executive officer will realize for these PSUs is a function of the value of the shares if and when the awards vest.
For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.
(5)
In connection with their cessation of employment with the Company in November 2019, the RSU and PSU awards granted to each of Messrs. Haas and Nobel in 2019 were forfeited as of the date of their termination.

 2020 Proxy Statement | 49

EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2019 Fiscal Year-End
The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2019.
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Andrew G. Inglis	248,324 (3)	415,447	1,242,600(3)	7,082,820
Thomas P. Chambers	146,249(4)	833,619	684,375(4)	3,900,938
Richard R. Clark	73,125(5)	416,813	434,140 (5)	2,474,598
Christopher J. Ball	137,495(6)	783,722	621,860(6)	3,544,602
Jason E. Doughty	108,728(7)	619,750	516,728(7)	2,945,350
Eric J. Haas	—	—	136,730(8)	779,361
Paul M. Nobel	—	—	116,665(8)	664,991
(1)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $5.70, which was the closing price of a common share on December 31, 2019.
(2)
The number of shares underlying PSU awards reflected in this table assumes attainment of the applicable specified relative TSR goal at the maximum performance level for PSU awards granted in 2017 and 2019 and at the target performance level for PSU awards granted in 2018. The actual number of shares, if any, that will vest will be based on (i) the level of achievement of the relative TSR goal as of the actual end of the performance period and (ii) satisfaction of the applicable service condition, in each case, as indicated in the footnotes below, plus the amount of any dividends or distributions that are declared on the shares during the applicable performance period. Following the end of 2019, the PSUs granted in 2017 achieved the specified relative TSR goal with a payout at 128% of the target number of shares. For more on the terms of outstanding equity awards granted in 2019, see “Compensation Discussion and Analysis—Analysis of 2019 Executive Compensation Decisions—Equity Awards” above.

(3)
For Mr. Inglis, consists of: (a) 41,500 shares underlying RSU awards that are scheduled to vest on January 1, 2020; (b) 165,998 shares underlying RSU awards that are scheduled to vest ratably on January 2 of each of 2020 and 2021; (c) 371,475 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2020, 2021 and 2022; (d) 188,250 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met on January 1, 2020); (e) 288,250 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2020 and 2021); and (f) 577,850 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31 of each of 2020, 2021 and 2022).

(4)
For Mr. Chambers, consists of: (a) 24,375 shares underlying RSU awards that are scheduled to vest on January 1, 2020; (b) 48,749 shares underlying RSU awards that are scheduled to vest ratably on January 2 of each of 2020 and 2021; (c) 73,125 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2020, 2021 and 2022; (d) 243,750 shares underlying PSU awards (with a performance period that is scheduled to end on January 3, 2020 and a service condition that is scheduled to be met on January 1, 2020); (e) 146,875 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2020 and 2021); and (f) 293,750 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31 of each of 2020, 2021 and 2022).

(5)
For Mr. Clark, consists of: (a) 73,125 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2020, 2021 and 2022; (b) 140,390 shares underlying PSU awards (with a performance period that is scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on September 14 of each of 2020 and 2021); and (c) 293,750 shares underlying PSU awards (with a performance period that is scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31 of each of 2020, 2021 and 2022).

(6)
For Mr. Ball, consists of: (a) 21,457 shares underlying RSU awards that are scheduled to vest on January 1, 2020; (b) 42,913 shares underlying RSU awards that are scheduled to vest ratably on January 2 of each of 2020

50 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
and 2021; (c) 73,125 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2020, 2021 and 2022; (d) 218,740 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met on January 1, 2020); (e) 109,370 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2020 and 2021); and (f) 293,750 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31 of each of 2020, 2021 and 2022).
(7)
For Mr. Doughty, consists of: (a) 18,859 shares underlying RSU awards that are scheduled to vest on January 1, 2020; (b) 37,717 shares underlying RSU awards that are scheduled to vest ratably on January 2 of each of 2020 and 2021; (c) 52,152 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2020, 2021 and 2022; (d) 203,152 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2020 and a service condition that is scheduled to be met on January 1, 2020); (e) 101,576 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021 and a service condition that is scheduled to be met ratably on January 2 of each of 2020 and 2021); and (f) 212,000 shares underlying PSU awards (with a performance period scheduled to end on January 2, 2022 and a service condition that is scheduled to be met ratably on January 31 of each of 2020, 2021 and 2022).

(8)
In connection with the cessation of their employment on November 12, 2019, each of Messrs. Haas and Nobel forfeited all of their outstanding RSUs as of such date and, pursuant to the existing terms of their outstanding PSUs, the portion of their PSUs for which the applicable service condition had been satisfied as of such date remained outstanding as of December 31, 2019, subject to the applicable performance condition, and any remaining portion of the PSUs that had not satisfied the applicable service condition as of such date were forfeited. Accordingly, the amounts in this column represent the portion of the outstanding PSUs held by each of Messrs. Haas and Nobel that had satisfied the applicable service condition as of November 12, 2019 and remained outstanding as of December 31, 2019, subject to the achievement of the applicable performance condition, as follows:

■
for Mr. Haas, consists of: (a) 109,384 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2020); and (b) 27,346 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021); and

■
for Mr. Nobel, consists of: (a) 93,332 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2020) and (b) 23,333 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2021).

Option Exercises and Stock Vested During 2019
The following table provides information on our named executive officers’ RSU and PSU awards that vested in 2019. We have not granted share options to our named executive officers or other employees.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew G. Inglis	228,085	985,281
Thomas P. Chambers	265,665	1,114,721
Richard R. Clark	—	—
Christopher J. Ball	117,927	509,420
Jason E. Doughty	103,648	447,738
Eric J. Haas	95,335	411,828
Paul M. Nobel	73,280	316,555
(1)
The value realized on vesting of the awards was calculated by multiplying the number of shares underlying the awards that vested in 2019 by the closing price of a share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date). These closing prices ranged from $4.07  to $4.60.

2019 Pension Benefits
We do not maintain any defined benefit pension plans.
 2020 Proxy Statement | 51

EXECUTIVE COMPENSATION
2019 Nonqualified Deferred Compensation
The table below provides information on the non-qualified deferred compensation of our named executive officers for 2019.
Name	Executive Contributions in 2019 ($)(2)	Registrant Contributions in 2019 ($)(3)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2019 ($)
Andrew G. Inglis	—	—	—	—	—
Thomas P. Chambers	63,554	46,221	114,635	—	522,255
Richard R. Clark	—	—	—	—	—
Christopher J. Ball	—	—	—	—	—
Jason E. Doughty	—	—	—	—	—
Eric J. Haas	—	—	—	—	—
Paul M. Nobel	—	—	—	—	—
(1)
The Company maintains a non-qualified deferred compensation plan pursuant to which each member of our Senior Leadership Team (including our named executive officers) and executives at the level of senior vice president or above may defer up to 50% of his or her base compensation and 100% of his or her annual cash bonus compensation on a pre-tax basis, with the Company providing a matching contribution on the first 8% deferred by each executive. Matching contributions vest after three years of service. The vesting of unvested matching contributions under the deferred compensation plan accelerates upon the participant’s death or disability or upon a change in control of Kosmos. Participants under the plan may elect to have their benefit distributed on a specified date or a separation from service with Kosmos (either in a lump sum or in annual installments over a ten year period).

The deferred compensation plan permits participants to notionally invest the deferred amounts among vehicles that mirror the gains and/or losses of various investment funds provided under our 401(k) Plan. Since each executive chooses the investment vehicle or vehicles and may change their allocations from time to time, the return on the investment will depend on how well each underlying investment performed during the time the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the “Aggregate Earnings in 2019” column.
(2)	These amounts are reported as compensation in the “2019 Summary Compensation Table” above under the column “Salary”.
(3)	These amounts are reported as compensation in the “2019 Summary Compensation Table” above under the column “All Other Compensation”.
52 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change in Control
If on December 31, 2019 we had undergone a change in control or our named executive officers’ (other than Messrs. Haas and Nobel) employment had terminated under specified circumstances, each of our named executive officers would have been entitled to accelerated vesting of his equity awards on the terms summarized under “—Equity Awards” below, and to specified payments and benefits under our severance policy or their offer letters. For a summary of the terms of our severance policy and these offer letters, see “—Severance Policy” and “—Offer Letters” below.
Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)	Termination without Cause or Resignation for Good Reason (No Change in Control) ($)	Voluntary Resignation without Good Reason or Termination for Cause ($)	Death/ Disability ($)
Andrew G. Inglis
Equity acceleration(1)	10,141,292	10,141,292	—	—	10,141,292
Salary payments	—	2,015,710(2)	2,015,710(2)	—	—
Bonus	—	2,015,710(2)	2,015,710(2)	—	—
Benefits continuation	—	60,075(3)	60,075(3)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Deferred Compensation Acceleration	—	—	—	—	—
Total	10,141,292	14,253,487	4,091,495	—	10,141,292
Thomas P. Chambers
Equity acceleration(1)	—	5,571,744	—	—	5,571,744
Salary payments	—	1,446,729(5)	603,652(7)	—	—
Bonus	—	603,652(6)	603,652(7)	—	—
Benefits continuation	—	60,075(3)	30,037(7)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Deferred Compensation Acceleration	222,451(8)	222,451(8)	—	—	222,451(8)
Total	222,451	7,925,351	1,237,341	—	5,794,195
Richard R. Clark
Equity acceleration(1)	—	3,691,634	—	—	3,691,634
Salary payments	—	2,054,925(5)	—	—	—
Bonus	—	655,636(6)	—	—	—
Benefits continuation	—	60,075(3)	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Deferred Compensation Acceleration	—	—	—	—	—
Total	—	6,482,970	—	—	3,691,634
Christopher J. Ball
Equity acceleration(1)	—	4,951,733	—	—	4,951,733
Salary payments	—	1,509,141(5)	905,370(9)	—	—
Bonus	—	603,580(6)	—	—	—
Benefits continuation	—	61,903(3)	46,427(9)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	29,233(10)	—	—	—
Deferred Compensation Acceleration	—	—	—	—	—
Total	—	7,176,290	951,797	—	4,951,733
 2020 Proxy Statement | 53

EXECUTIVE COMPENSATION
Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)	Termination without Cause or Resignation for Good Reason (No Change in Control) ($)	Voluntary Resignation without Good Reason or Termination for Cause ($)	Death/ Disability ($)
Jason E. Doughty
Equity acceleration(1)	—	4,144,082	—	—	4,144,082
Salary payments	—	1,206,294(5)	457,470(9)	—	—
Bonus	—	343,103(6)	343,103(9)	—	—
Benefits continuation	—	60,075(3)	30,037(9)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	29,370(10)	—	—	—
Deferred Compensation Acceleration	—	—	—	—	—
Total	—	5,803,624	830,610	—	4,144,082
(1)
Each named executive officer holds RSU and PSU awards that were unvested as of December 31, 2019. Under the terms of the applicable award agreements, these awards are subject to accelerated vesting under specified circumstances. The amounts in the table are based on the $5.70 closing price of a share on December 31, 2019. For PSUs, if (i) the awards remain subject to the satisfaction of the specified relative TSR goal following such termination of employment or (ii) the specified relative TSR goal is calculated based on actual achievement as of a change in control, these amounts assume maximum attainment of such goal as of December 31, 2019. See “—Equity Awards” below for more details on the circumstances under which the vesting of these awards would have accelerated.

(2)
Represents the payment of two times Mr. Inglis’ annual base salary and annual target bonus as of December 31, 2019, payable in equal monthly installments over 24 months under Mr. Inglis’ offer letter. For additional details, see “—Offer Letters” below.

(3)	Represents a cash payment in an amount equal to the premium cost of continued healthcare coverage for 24 months under our severance policy (or, for Mr. Inglis, under his offer letter).
(4)	Represents the cost of outplacement services for 18 months under our severance policy.
(5)
Represents a lump-sum cash severance payment under our severance policy equal to 24 months of base salary plus four additional weeks of base salary for each year of recognized service (for Mr. Chambers, 20 additional weeks; for Mr. Clark, 56 additional weeks; for Mr. Ball, 24 additional weeks; and for Mr. Doughty, 32 additional weeks) and any additional amounts payable for any partial year of service.

(6)	Under our severance policy, each of our named executive officers is entitled to a prorated portion of his annual target bonus for the year of termination, if not paid prior to the date of termination.
(7)
Represents the payment to Mr. Chambers under his offer letter of (i) an amount equal to 12 months’ base salary and target annual bonus and (ii) continued medical and dental coverage for him and his eligible dependents for 12 months. For additional details, see “—Offer Letters” below.

(8)
Under our non-qualified deferred compensation plan, in the event of a participant’s death or disability or a change of control of the Company, any unvested Company matching contributions will become fully vested.

(9)
Represents payments of annual base salary and reimbursement of the cost of medical and dental insurance for each executive and his dependents (18 months for Mr. Ball and 12 months for Mr. Doughty) pursuant to their offer letters. In addition, Mr. Doughty is entitled to 12 months of estimated bonus payments (based on the target amount of his bonus). For additional details, see “—Offer Letters” below.

(10)
For Messrs. Ball and Doughty represents reasonable and customary costs that we estimate would be incurred in moving each executive (and, for Mr. Doughty, his family) back to his former residence location, if solely as a result of a “change in control” (as defined in the LTIP and summarized below under “—Equity Awards—Definitions”), either Mr. Ball or Mr. Doughty is required to relocate to a location outside of the Dallas/Fort Worth area. These estimates are based on the costs incurred in moving each executive (and, for Mr. Doughty, his family) to the Dallas/Fort Worth area.

54 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
Separation Agreements with Messrs. Haas and Nobel
In connection with the cessation of their employment on November 12, 2019, each of Messrs. Haas and Nobel entered into a separation and release agreement with the Company, which generally provides for the payment of a lump-sum cash severance payment (for Mr. Haas, $802,913, and for Mr. Nobel, $201,187) and outplacement services for a specified number of months (for Mr. Haas, 18 months, and for Mr. Nobel, 12 months), subject to the executive’s execution and non-revocation of a general release of claims. The separation agreements with each of Messrs. Haas and Nobel provide for restrictions against the disclosure or usage of confidential information and disparagement. In addition, Mr. Nobel also received a lump-sum cash severance payment of $674,082 pursuant to the existing terms of his offer letter with the Company (which represents one-year of his base salary, plus his target bonus for 2019 and the cash equivalent of 12 months of premiums for group-health insurance continuation coverage under COBRA for Mr. Nobel and his dependents). In addition, pursuant to the existing terms of their outstanding PSUs, the portion of their PSUs for which the applicable service condition had been satisfied as of their respective termination date remained outstanding as of such date, subject to the applicable performance condition, and any remaining portion of the PSUs that had not satisfied the applicable service condition as of such date were forfeited. Assuming the performance goals applicable to these prorated PSU awards were achieved at the maximum performance level as of December 31, 2019, the aggregate value of such awards held by Messrs. Haas and Nobel would be $935,233 and $797,989, respectively.
Offer Letters
The offer letter agreements we have entered into with each of our named executive officers (other than Mr. Clark) provide for specified termination payments and benefits, as follows:
■
On a termination of Mr. Inglis’ employment by us without “cause” or by him for “good reason” (as such terms are defined in his offer letter and summarized below under “—Equity Awards—Definitions”), Mr. Inglis is entitled to (i) cash severance in an amount equal to two times the sum of his base salary and target bonus (payable in equal monthly installments over 24 months) and (ii) continued medical and dental coverage for him and his dependents for 24 months.

■
If the employment of each of Messrs. Chambers, Ball and Doughty is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, Texas then (i) Mr. Chambers will receive (a) cash severance in amount equal to the sum of 12 months’ base salary plus target annual bonus and (b) continued medical and dental coverage for him and his eligible dependents for 12 months and (ii) Messrs. Ball and Doughty will receive (a) his annual base salary and (b) reimbursement of the cost of medical and dental insurance for him and his dependents, in each case for a specified period (18 months for Mr. Ball and 12 months for Mr. Doughty). Mr. Doughty will also receive 12 months of estimated bonus payments.
■
Each of Messrs. Ball and Doughty is also entitled to payment of reasonable and customary expenses associated with his moving back to the United Kingdom (for Mr. Ball) or Houston, Texas (for Mr. Doughty) under the circumstances described in footnote 10 to the “Potential Payments Upon Termination or Change in Control” table above.

The entitlement of each of Messrs. Inglis and Chambers to these payments is conditioned on his execution and non-revocation of a general release of claims against the Company.
 2020 Proxy Statement | 55

EXECUTIVE COMPENSATION
Severance Policy
Our severance policy is designed to encourage continuity of management and other employees after a change in control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a “change in control” (as defined in the LTIP and summarized below) as a result of:
■	work force reduction;
■	departmental reorganization that results in job elimination;
■
departmental reorganization that results in a material diminution of the skills, requirements, aptitudes or other criteria of the position, if the employee declines an offer of continued employment in the altered position or in another position that the Company deems comparable in its reasonable discretion; or

■	relocation of the job functions outside of a 50-mile radius, if the employee is not offered employment at the new location or declines an offer of employment at the new location.
The severance policy provides for the following termination benefits:
■
a lump-sum cash severance payment in an amount determined based on the employee’s title, years of service and base salary (for our named executive officers, this amount equals 24 months of base salary plus four additional weeks of base salary for each year of service);

■	a prorated portion of the employee’s target bonus for the current year, if not paid prior to the date of termination;
■	a cash payment in an amount equal to the premium cost of continued healthcare coverage for a specified period (24 months for our named executive officers);
■	outplacement services for a specified period (18 months for our named executive officers); and
■	payout of unused vacation time.
Employees, including our named executive officers, who have a separate severance agreement may receive benefits under that agreement or the severance policy, but not both. To receive severance benefits under the severance policy, an employee must sign and not revoke a separation and release agreement in the form prescribed by the Company.
Equity Awards
RSUs
RSUs held by each of our named executive officers are scheduled to vest based solely on service and would have fully vested on December 31, 2019, if on that date their employment had terminated due to their death or “disability” (as defined in the LTIP and summarized below). Had we undergone a change in control on December 31, 2019, these awards would have become fully vested on the earliest to occur of:
■	the regularly scheduled vesting date, if the executive remained employed through the vesting date;
■	termination of the executive’s employment due to his death or disability;
■	for our named executive officers other than for Mr. Inglis, termination of the executive’s employment by us or the acquiror without cause or by him for “good reason” (as defined in the LTIP or an applicable offer letter and summarized below) within one year following a change in control; and
■
for awards granted to Mr. Inglis, (i) the first anniversary of a change in control, if Mr. Inglis remains employed through the anniversary date, or (ii) the later of the date of termination or the change in control, if Mr. Inglis’ employment is terminated by us without cause or by him for good reason during the period beginning three months before, and ending one year after, such change in control, provided that any termination during the period beginning three months before such change in control was at the request of a third party that had taken steps reasonably calculated to

56 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
effectuate such change in control or that otherwise arose in connection with or anticipation of such change in control.
These RSUs would have been forfeited on termination of employment under any other circumstances.
PSUs
For PSUs held by our named executive officers, the service condition would have been fully attained on December 31, 2019, if on that date the executive’s employment had terminated due to his death or disability, and such awards would have remained subject to the performance condition.
Had the executive terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then any portion of the PSU award for which the applicable service condition had been satisfied as of such termination date would have remained subject to the applicable performance condition, and any remaining portion of the award would have been forfeited without any payment to the executive.
Had we undergone a change in control on December 31, 2019, the performance condition would have been treated as set forth below, and the awards would have remained subject to the service condition to the extent not yet met:
■
for PSUs granted to our named executive officers (other than Mr. Inglis), the performance condition would have been determined based on actual performance as of the date of such change in control (except for the PSUs granted to Mr. Chambers in 2014, which would have vested at the target performance level); and

■	for PSUs granted to Mr. Inglis, the performance condition would have been deemed attained at the maximum performance level.
In connection with the change in control, the PSUs would have vested or been forfeited under the same circumstances as are described above for RSUs.
These PSUs would have been forfeited on termination of employment under any other circumstances.
Definitions
For purposes of the accelerated vesting of the named executive officers’ equity awards under the circumstances described above, “cause,” “change in control,” “disability” and “good reason” are defined in the LTIP (or, for Mr. Inglis, in his offer letter) as follows:
■	“Cause” generally means the named executive officer’s:
(i)	failure (or, in the case of Mr. Inglis, material failure) to perform his duties (other than any such failure resulting from his physical or mental incapacity);
(ii)	having engaged in misconduct, negligence or a breach of fiduciary duty (or, in the case of Mr. Inglis, having engaged in serious misconduct, gross negligence or a material breach of a fiduciary duty);
(iii)
having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;

(iv)
breach (or, in the case of Mr. Inglis, material breach) of any restrictive covenant (and, in the case of Mr. Inglis, any notice requirement, garden leave provision or similar requirement) to which he is subject;

(v)	breach (or, in the case of Mr. Inglis, material breach) of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;
(vi)	unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or
(vii)	commission of an act of fraud, embezzlement or misappropriation, in each case, against us.
In the case of Mr. Inglis, if the Company believes that he has committed an act giving rise to cause under clauses (i), (ii), (iv) or (v) above, then, if such act or omission is reasonably susceptible of cure, we must provide Mr. Inglis written notice specifying the circumstances alleged to constitute cause within 90 days of the Board’s first obtaining knowledge of such circumstances. Mr. Inglis then has 30 days to cure the circumstances. If he has not cured the
 2020 Proxy Statement | 57

EXECUTIVE COMPENSATION
circumstances within such 30-day period, we may terminate Mr. Inglis’ employment within 60 days after the end of such 30-day period.
■	“Change in Control” generally means the occurrence of one or more of the following events:
(i)	the acquisition of 50% or more of the combined voting power of our outstanding securities;
(ii)	the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);
(iii)
the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or

(iv)
the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our stockholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.

■
“Disability” generally means “disability” as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then “disability” refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.

■	“Good Reason” generally means the occurrence of any of the following events without the named executive officer’s consent:
(i)
a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees (or, in the case of Mr. Inglis, that applies to senior executives of the Company);

(ii)	relocation of his principal place of employment by more than 50 miles; or
(iii)	a material reduction in his duties or responsibilities (in the case of our named executive officers other than Mr. Inglis, that occurs within two years after a change in control).
In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within such 30-day period, the executive is required to resign within 60 days after the end of such 30-day period.
2019 CEO Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2019:
■	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $288,547;
■	the annual total compensation of our Chief Executive Officer was $5,195,573; and
■	the ratio of these two amounts was approximately 18 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
58 |   2020 Proxy Statement

EXECUTIVE COMPENSATION
To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our median employee. We determined that, as of December 31, 2017, our employee population consisted of 298 individuals. Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below. We adjusted our total employee population (as described above) for purposes of identifying our median employee by excluding 14 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in each such jurisdiction, as follows: five employees from Morocco; seven employees from Sâo Tomé and Príncipe; and 2 employees from Suriname. While there have been some changes in our employee population since December 31, 2017, including in relation to our acquisition of DGE in September 2018, we determined that these changes in our employee base did not result in any significant impact on our pay ratio disclosure.
After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our median employee consisted of 284 individuals.
To identify our median employee from our total adjusted employee population, we compared the amount of base salary paid to each of our employees as reflected in our payroll records for 2017. In making this determination, we annualized the compensation of our full-time employees who were hired in 2017 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Our median employee served in a similar role in 2019, and had his or her compensation adjusted based on his or her performance in that role. We determined that the changes in our median employee’s compensation arrangements for 2019 did not result in a significant change to our pay ratio disclosure and, therefore, we determined that our median employee from 2017 was still reasonable to utilize for our pay ratio disclosure this year.
Once we determined that our median employee was still reasonable for 2019 disclosure, we then calculated such median employee’s annual total compensation for 2019 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2019 (as set forth in the 2019 Summary Compensation Table on page 47 of this Proxy Statement), adjusted to include the cost to the Company in 2019 of specified employee benefits that are provided on a non-discriminatory basis, including medical, dental and vision coverage, health savings account (HSA) contributions, short- and long-term disability benefits, life and accidental death and dismemberment (AD&D) insurance and travel insurance benefits.
Our CEO’s annual total compensation for 2019 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2019 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our median employee (as described above).
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
 2020 Proxy Statement | 59

Proposal 4 - To approve an amendment to our Certificate of Incorporation to effect a reverse stock split and proportionally reduce the number of authorized common shares
Background and Proposed Amendments
Our Certificate of Incorporation currently authorizes the Company to issue a total of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $0.01 per share (the “common shares”), and 200,000,000 shares of preferred stock, par value $0.01 per share.
On April 13, 2020, the Board approved an amendment to our Certificate of Incorporation to effect, at the discretion of our Board (i) a reverse stock split (the “Reverse Stock Split”) that will reduce the number of common shares outstanding in accordance with a ratio to be determined by the Board within a range of 1-for-5 and 1-for-15 and (ii) a reduction of the number of authorized common shares by a corresponding proportion (the “Authorized Share Reduction”). The amendments must be approved by stockholders for the Board to effect the Reverse Stock Split and the Authorized Share Reduction. If this Proposal 4 is approved by our stockholders and the Reverse Stock Split is effected, between every 5 to 15 outstanding common shares would be combined and reclassified into one common share. Additionally, if this Proposal 4 is approved by our stockholders and the Authorized Share Reduction is effected, the number of authorized common shares would be proportionally reduced by the Reverse Stock Split ratio, resulting in a decrease from 2,000,000,000 authorized common shares to between approximately 400,000,000 common shares and 133,333,333 common shares.
Notwithstanding approval of this Proposal 4 by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction. As such, the actual timing for implementation of the Reverse Stock Split and the Authorized Share Reduction would be determined by the Board, in its sole discretion. If this Proposal 4 is approved by our stockholders, the Board will make a determination as to whether effecting the Reverse Stock Split and the Authorized Share Reduction is in the best interests of the Company and our stockholders in light of, among other things, the Company’s ability to maintain the listing of the common shares on the NYSE without effecting the Reverse Stock Split, the per share price of our common shares immediately prior to the Reverse Stock Split and the expected stability of the per share price of the common shares following the Reverse Stock Split. If the Board determines to effect the Reverse Stock Split and the Authorized Share Reduction, it will hold a Board meeting to determine the ratio of the Reverse Stock Split. The actual number of authorized shares of our common shares after giving effect to the Reverse Stock Split, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board. For additional information concerning the factors the Board will consider in deciding whether to effect the Reverse Stock Split and the Authorized Share Reduction, see “— Determination of the Reverse Stock Split Ratio” and “—Board Discretion to Effect the Reverse Stock Split and the Authorized Share Reduction.”
The text of the proposed amendments to the Company’s Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction is attached hereto as Annex B (the “Reverse Stock Split Charter Amendment”). If this Proposal 4 is approved by the Company’s stockholders, the Company will have the authority to file the Reverse Stock Split Charter Amendment with the Secretary of State of the State of Delaware, which will become effective upon its filing; provided, however, that the Reverse Stock Split Charter Amendment is subject to revision to include such
60 |   2020 Proxy Statement

changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable. The Board has determined that these amendments are advisable and in the best interests of the Company and its stockholders and has submitted the amendments for consideration by our stockholders at the annual stockholders meeting.
Reasons for the Reverse Stock Split
Our common shares are currently listed on the NYSE under the symbol “KOS.” In order for our common shares to continue trading on the NYSE, the Company must comply with various continual listing standards, including the requirement that the common shares maintain a minimum average closing price of at least $1.00 per share during any consecutive 30 trading-day period.
Due to recent volatility in global oil prices, the price of the Company’s common shares has experienced historic volatility, ranging in the first quarter of 2020 from a high of $6.68 per share to a low of $0.53 per share.
This Proposal 4 is part of the Company’s plan to prevent the delisting of its common shares on the NYSE due to a failure to maintain a minimum average closing price under NYSE’s listing standards.
A delisting from the NYSE would make us ineligible to use our SEC registration statement on Form S-3 to register the sale of shares of our common shares or other securities, thereby making it more difficult and expensive for us to register our common shares or other securities and raise additional capital.
We also believe that delisting from the NYSE could adversely affect the liquidity, marketability and price of our common shares, as well as affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from the NYSE could also have other negative results, including the potential loss of confidence by institutional investors. We believe that the NYSE provides a broader market for our common shares than would the alternatives, such as the OTC Bulletin Board or the “pink sheets.”
Assuming stockholders have approved this Proposal 4, the Company will implement the Reverse Stock Split, utilizing the ratio the Board believes will best position the Company for long-term listing on the NYSE, and the Authorized Share Reduction (subject to obtaining requisite Board approval). We believe that the Reverse Stock Split will increase the trading price of our common shares to a level high enough to sustain the minimum price requirement for continued listing on the NYSE and that the Reverse Stock Split is the most effective means available to avoid the delisting of our common shares.
Although any increase in the market price of our common shares resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Reverse Stock Split will result in an increase in the average closing price of our common shares to sustain continued listing on the NYSE.
Reasons for Authorized Share Reduction
Our Certificate of Incorporation currently authorizes the Company to issue a total of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 common shares and 200,000,000 shares of preferred stock. In connection with the Reverse Stock Split, the Board believes that it is in the best interests of the Company to decrease the authorized number of common shares in proportion to the Reverse Stock Split ratio, which would reduce the total number of authorized common shares to between approximately 400,000,000 common shares and 133,333,333 common shares.
Risks Associated with the Reverse Stock Split
■
The Reverse Stock Split May Not Increase the Price of our Common Shares over the Long-Term. As noted above, the principal purpose of the Reverse Stock Split is to cause the per share market price of our common shares to remain above the $1.00 per share minimum average closing price requirement under the NYSE rules.

However, the effect of the Reverse Stock Split on the market price of our common shares cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding common
 2020 Proxy Statement | 61

shares will proportionally increase the market price of our common shares, we cannot assure you that the Reverse Stock Split will increase the market price of our common shares by a multiple of the Reverse Stock Split ratio or result in any permanent or sustained increase in the market price of our common shares. The market price of our common shares may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s business, operational and financial performance, general market conditions, and prospects for future success. Finally, even if the amendments are approved, there is no assurance that the Board will elect to amend the Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction.
■
The Reverse Stock Split May Decrease the Liquidity of our Common Shares. The Board believes that the Reverse Stock Split may result in an increase in the market price of our common shares which could lead to increased interest in our common shares and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding common shares, which may lead to reduced trading and a smaller number of market makers for our common shares, particularly if the price per share of our common shares does not increase as a result of the Reverse Stock Split.

■
The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 common shares. A purchase or sale of less than 100 common shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 common shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their common shares.

■
The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our common shares does not increase in proportion to the Reverse Stock Split ratio, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of common shares outstanding following the Reverse Stock Split.

Effects of the Reverse Stock Split
■
Effects of the Reverse Stock Split on Issued and Outstanding Shares. If the Reverse Stock Split is effected, it will reduce the total number of issued and outstanding common shares, including shares held by the Company as treasury shares, by a Reverse Stock Split ratio of between 1-for-5 and 1-for-15. Accordingly, each of our stockholders will own fewer common shares as a result of the Reverse Stock Split. However, the Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split would result in any stockholder receiving an additional share of common shares as a result of rounding up a fractional common share. Therefore, voting rights and other rights and preferences of the holders of common shares will not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). Common shares issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable, with a par value per share of $0.01.
62 |   2020 Proxy Statement

As of April 13, 2020, the record date, the Company had 405,190,996 common shares outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-5, after giving effect to such Reverse Stock Split, there would be approximately 81,038,200 common shares that would be issued and outstanding.
■
Effects of the Reverse Stock Split on Outstanding Equity. If the Reverse Stock Split is effected, the Board or the Compensation Committee will make any necessary equitable adjustments to outstanding equity awards under the Company’s Long Term Incentive Plan (“LTIP”), as well as to the total number of common shares available for issuance pursuant to awards under the LTIP, to maintain the approximate economic value of such awards immediately before and after the Reverse Stock Split, in each case in accordance with the existing terms of the LTIP. In addition, in the case of outstanding PSU awards, the Board or the Compensation Committee will also equitably adjust the applicable performance goals, in accordance with the existing terms of the outstanding PSU awards, to the extent appropriate to prevent the dilution or enlargement of the benefits intended under such awards.

■
Effects of the Reverse Stock Split on Voting Rights. Proportionate voting rights and other rights of the holders of common shares would not be affected by the Reverse Stock Split (other than as a result of the treatment of fractional shares). For example, a holder of 1% of the voting power of the outstanding common shares immediately prior to the effective time of the Reverse Share Split would continue to hold 1% of the voting power of the outstanding common shares after the Reverse Stock Split.

■
Effects of the Reverse Stock Split on Regulatory Matters. Our common shares are currently registered under Section 12(b) of the Exchange Act and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the common shares under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the Reverse Stock Split is implemented, the common shares will continue to trade on the NYSE under the symbol “KOS,” subject to the common shares complying with all of the requirements of the NYSE.

Effects of the Authorized Share Reduction
If the Authorized Share Reduction is effected, it will reduce the total number of common shares that we are authorized to issue from 2,000,000,000 to between approximately 400,000,000 common shares and 133,333,333 common shares. The decrease in the number of authorized common shares would result in fewer shares of authorized but unissued common shares being available for future issuance for various purposes, including raising capital or making acquisitions. However, we believe that if the Authorized Share Reduction is effected, the amount of authorized but unissued common shares will be sufficient for our future needs. Notwithstanding approval by our stockholders, if the Reverse Stock Split is not effected by the Board, it will not implement the Authorized Share Reduction.
Treatment of Fractional Shares in the Reverse Stock Split
The Company does not intend to issue fractional shares in the event that a stockholder owns a number of common shares that is not evenly divisible by the Reverse Stock Split ratio. If the Reverse Stock Split is effected, each fractional common share will be rounded up to the nearest whole common share. Accordingly, a stockholder who would be issued a fractional common share will instead be entitled to receive an additional share of common shares.
 2020 Proxy Statement | 63

Determination of the Reverse Stock Split Ratio
The Board believes that stockholder approval of a range of potential Reverse Stock Split ratios is in the best interests of our Company and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be not less than 1-for-5 and not more than 1-for-15.
The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:
■	the per share price of our common shares immediately prior to the Reverse Stock Split;
■	the expected stability of the per share price of our common shares following the Reverse Stock Split;
■	our ability to maintain the listing of our common shares on the NYSE;
■	the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our common shares;
■	prevailing market conditions;
■	general economic conditions in our industry; and
■	our market capitalization before and our expected market capitalization after the Reverse Stock Split.
We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board chooses to implement the Reverse Stock Split, the Company will make a public announcement regarding the determination of the Reverse Stock Split ratio.
Board Discretion to Effect the Reverse Stock Split and the Authorized Share Reduction
If the Reverse Stock Split is approved by our stockholders, the Reverse Stock Split and the Authorized Share Reduction will only be effected upon a determination by the Board, in its sole discretion, that filing the Reverse Stock Split Charter Amendment to effect the Reverse Stock Split and the Authorized Share Reduction is in the best interests of the Company and its stockholders. This determination by the Board will be based upon a variety of factors, including those discussed under “—Determination of the Reverse Stock Split Ratio” above. We expect that the primary focus of the Board in determining whether or not to file the Reverse Stock Split Charter Amendment will be whether we can maintain the listing of our common shares on the NYSE by curing any listing deficiency without effecting the Reverse Stock Split.
Effective Time of the Reverse Stock Split and the Authorized Share Reduction
Notwithstanding approval of the this Proposal 4 by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction. If the Board decides to implement the Reverse Stock Split and the Authorized Share Reductions, the Reverse Stock Split and the Authorized Share Reduction would become effective when the Reverse Stock Split Charter Amendment is accepted and recorded by the office of the Secretary of State of the State of Delaware.
Exchange of Share Certificates
Holders of Certificated Common Shares. If the Reverse Stock Split is effected, each certificate representing pre-Reverse Stock Split common shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split common shares at the effective time of the Reverse Stock Split. As soon as practicable after the effective time of the Reverse Stock Split, the Transfer Agent will mail a letter of transmittal to the Company’s stockholders containing instructions on how a
64 |   2020 Proxy Statement

stockholder should surrender its, his or her certificate(s) representing pre-Reverse Stock Split common shares to the Transfer Agent in exchange for certificate(s) representing post-Reverse Stock Split common shares. No certificate(s) representing post-Reverse Stock Split common shares will be issued to a stockholder, and no rounding up of a fractional Common Share will occur, until such stockholder has surrendered all certificate(s) representing pre-Reverse Stock Split common shares, together with a properly completed and executed letter of transmittal, to the Transfer Agent. No stockholder will be required to pay a transfer or other fee to exchange its, his or her certificate(s) representing pre-Reverse Stock Split common shares for certificate(s) representing post-Reverse Stock Split common shares registered in the same name.
Registered “Book-Entry” Holders of Common Shares. Stockholders who hold uncertificated common shares electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. If any certificate(s) or book-entry statement(s) representing pre-Reverse Stock Split common shares to be exchanged contain a restrictive legend or notation, as applicable, the certificate(s) or book-entry statement(s) representing post-Reverse Stock Split common shares will contain the same restrictive legend or notation.
Beneficial Holders of Common Shares. Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common shares in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common shares with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.
Any stockholder whose share certificate(s) representing pre-Reverse Stock Split common shares has been lost, stolen or destroyed will only be issued post-Reverse Stock Split common shares after complying with the requirements that the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.
Following the effective date of the Reverse Stock Split, our common shares will have a new CUSIP number, which number is used to identify our equity securities, and stock certificates with the old CUSIP number will be exchanged for stock certificates with the new CUSIP numbers by following the procedures described above.
STOCKHOLDERS SHOULD NOT DESTROY SHARE CERTIFICATES REPRESENTING PRE-REVERSE SHARE SPLIT COMMON SHARES AND SHOULD NOT SUBMIT ANY SHARE CERTIFICATES REPRESENTING PRE-REVERSE SHARE SPLIT COMMON SHARES UNTIL THEY ARE REQUESTED TO DO SO.
Accounting Treatment of the Reverse Stock Split
If the Reverse Stock Split is effected, the par value per share of our common shares will remain unchanged at $0.01. Accordingly, on the effective date of the Reverse Stock Split, the stated capital on the Company’s consolidated balance sheet attributable to our common shares will be reduced in proportion to the size of the Reverse Stock Split ratio and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer common shares outstanding. The common shares held in treasury will be reduced in proportion to the Reverse Stock Split Ratio. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.
 2020 Proxy Statement | 65

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common shares. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Any such change could affect the continuing validity of this discussion.
This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks; insurance companies; regulated investment companies; partnerships; broker-dealers and tax-exempt entities; persons holding our common shares as part of a straddle, hedge, conversion transaction or other integrated investment; persons subject to the alternative minimum tax or the unearned income Medicare tax; persons whose functional currency is not the U.S. dollar; passive foreign investment companies; and controlled foreign corporations. This summary also assumes that the pre-Reverse Stock Split common shares were, and the post-Reverse Stock Split common shares will be, held as “capital assets,” as defined in Section 1221 of the Code. All stockholders are urged to consult with their own tax advisors with respect to the U.S. federal tax consequences as well as any state, local or non-U.S. tax consequences of the Reverse Stock Split.
In general, the Reverse Stock Split should be treated as a tax-free recapitalization and, except as discussed in the following paragraph, no gain or loss should be recognized by stockholder upon the exchange of pre-Reverse Stock Split common shares for post-Reverse Stock Split common shares. The aggregate tax basis of the post-Reverse Stock Split common shares should be the same as the aggregate tax basis of the pre-Reverse Stock Split common shares exchanged in the Reverse Stock Split. A stockholder’s holding period in the post-Reverse Stock Split common shares should include the period during which the stockholder held the pre-Reverse Stock Split common shares exchanged in the Reverse Stock Split.
As noted above, we will not issue fractional common shares in connection with the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional common shares because they hold a number of common shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a common share to round up to the next whole share of post-Reverse Stock Split common shares. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of common shares are not clear. It is possible that stockholders whose fractional shares are rounded up to the nearest whole share may recognize income or gain for U.S. federal income tax purposes. However, the amount of any income or gain recognized should not be material. Stockholders whose fractional shares are rounded up to the nearest whole share should consult their tax advisors.
The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with its own tax advisor with respect to the tax consequences of the Reverse Stock Split.
No Appraisal Rights
Under Delaware law, holders of our common shares will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split Charter Amendment.
If the Proposal is Not Approved
If the proposal is not approved, we may be unable to maintain the listing of our common shares on the NYSE, which could adversely affect the liquidity and marketability of our common shares.
Vote Required
The affirmative vote of a majority of the shares entitled to vote at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 4. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
66 |   2020 Proxy Statement

Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve the amendment to the Certificate of Incorporation and further authorize the Board of Directors, in its sole discretion, to amend the Certificate of Incorporation to effect a reverse stock split at a ratio within the range of 1-for-5 to 1-for-15 and to proportionally reduce the number of authorized shares of common stock (such ratio to be determined by the Board of Directors).”
Recommendation
FOR
The Board recommends a vote “FOR” the approval of the amendment to our Certificate of Incorporation and to authorize the Board to effect the reverse stock split and proportionally reduce the number of authorized common shares.

 2020 Proxy Statement | 67

GENERAL MATTERS
Record Date
The Board fixed the record date for the determination of stockholders entitled to notice of and to vote at the annual stockholders meeting as of the close of business on April 13, 2020. Our only outstanding voting securities are our common shares, $0.01 par value per share, of which 405,190,996 shares were outstanding as of the close of business on the record date.
Voting Your Proxy
Our stockholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual stockholders meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may submit your proxy and direct how to vote your shares by telephone using the toll-free number listed on the Proxy Card, via the Internet at the website listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you submit your proxy and direct how to vote your shares via the Internet or by telephone, please do not also mail the enclosed Proxy Card. If you plan to vote in person at the annual stockholders meeting, please bring valid identification. Even if you currently plan to attend the annual stockholders meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual stockholders meeting.
If you receive more than one Proxy Card or voting instruction form, it means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual stockholders meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual stockholders meeting.
Shares Held of Record
If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:
“FOR” Proposal 1: To elect the Class I directors to a three-year term to serve until the 2023 annual stockholders meeting;
“FOR” Proposal 2: To ratify the appointment Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;
“FOR”: Proposal 3: To provide a non-binding, advisory vote to approve named executive officer compensation; and
“FOR”: Proposal 4: To approve an amendment to the Certificate of Incorporation and to authorize the Board to effect the reverse stock split and proportionally reduce the number of authorized common shares.
If other matters properly come before the annual stockholders meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual stockholders meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.
68 |   2020 Proxy Statement

Shares Held in Street Name
If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name in person at the annual stockholders meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on the Proposal. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters. If your shares are held in the name of a broker, bank or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker, bank or nominee confirming your ownership as of the record date.
Revoking Your Proxy
Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos Energy
Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, (3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date or (4) attending the annual stockholders meeting and voting in person, which suspends the powers of the proxy holder.
Quorum and Vote Required
The presence in person or by proxy of two or more stockholders representing a majority of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the annual stockholders meeting.
For each of Proposals 1 through 4, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Under our Bylaws, the affirmative vote of a plurality of the votes cast at the annual stockholders meeting at which a quorum is present is required to approve Proposal 1. Under our Bylaws, the affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required to approve Proposals 2 and 3. Under our Bylaws, the affirmative vote of a majority of the shares entitled to vote at the annual stockholders meeting at which a quorum is present is required to approve Proposal 4.
Abstentions do not count as votes cast for Proposals 1 through 3, and as such, abstentions will have no effect on the outcome of Proposals 1 through 3. Abstentions count as negative votes for Proposal 4. Brokers will not have discretionary authority to vote on Proposals 1 and 4, and broker non-votes will have the same effect as a negative vote.
Cost of Solicitation
We will pay the cost of soliciting proxies for the annual stockholders meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone or email. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
 2020 Proxy Statement | 69

Annual Report
Our 2019 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2019, is being distributed to all stockholders entitled to vote at the annual stockholders meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company’s Bylaws and Delaware law. Copies of the Annual Report on Form 10-K are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K, please contact us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com.
The Board is not aware of any matter to be presented for action at the annual stockholders meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.
If you have any questions about the proxy materials or the annual stockholders meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.
70 |   2020 Proxy Statement

HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.
PROPOSALS OF STOCKHOLDERS FOR 2021 ANNUAL STOCKHOLDERS MEETING
Any stockholder desiring to present a stockholder proposal at our 2021 annual stockholders meeting and to have the proposal included in our related Proxy Statement must send such proposal to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than November 30, 2020. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.
Although information received after such date will not be included in the proxy materials sent to stockholders, a stockholder proposal may still be presented at the annual stockholders meeting if such proposal complies with the Company’s Bylaws. In accordance with our Bylaws, stockholder proposals may be brought before the annual stockholders meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information. To be timely, a stockholder’s written notice must be received at the registered office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholders meeting. For stockholder proposals for the 2021 annual stockholders meeting, written notice must be received between February 10, 2021 and March 12, 2021.
BY ORDER OF THE BOARD OF DIRECTORS

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April [■], 2020
Dallas, Texas
 2020 Proxy Statement | 71

Annex A: North American Exploration and Production Survey Companies
Anadarko Petroleum Corp.
Apache Corp.
Bonanza Creek Energy, Inc.
Cabot Oil and Gas Corp.
California Resources Corp.
Callon Petroleum Company
Chaparral Energy, Inc.
Chesapeake Energy Corp.
Cimarex Energy Co.
Comstock Resources, Inc.
Concho Resources, Inc.
Continental Resources, Inc.
Denbury Resources, Inc.
Devon Energy Corp.
Diamondback Energy
Encana Corp.
EOG Resources, Inc.
EP Energy Corp.
EQT Corp.
Gulfport Energy Corp.
Halcon Resources Corp.
Hess Corp.
HighPoint Resources Corp.
Jagged Peak Energy Inc.
Kosmos Energy, Ltd.
Magnolia Oil & Gas Corporation
Marathon Oil Corp.
Matador Resources Co.
Montage Resources Corporation
National Fuel Gas Co. (Seneca Resources)
Noble Energy, Inc.
Oasis Petroleum, Inc.
Occidental Petroleum Corp.
Parsley Energy, Inc.
PDC Energy, Inc.
Pioneer Natural Resources Co.
QEP Resources, Inc.
Range Resources Corp.
Roan Resources
SM Energy Co.
Southwestern Energy Co.
SRC Energy Inc.
Talos Energy Inc.
Ultra Petroleum Corp.
WPX Energy, Inc.
 2020 Proxy Statement | A-1

ANNEX B – Proposed Amendment to Certificate of Incorporation
The following sets forth the text of the proposed amendment to the Company’s Certificate of Incorporation (the “Form of Amendment”) to effect the Reverse Stock Split and the Authorized Share Reduction. The Form of Amendment contemplates the inclusion of a ratio within a range of ratios and corresponding total number of authorized shares of capital stock and common stock, as indicated by the included bracketed language. These values shall be inserted based upon the Reverse Stock Split ratio to be determined by the Board of Directors. The Form of Amendment including the Reverse Stock Split ratio selected by the Board of Directors and the corresponding Authorized Shares Reduction must be filed with the Secretary of State of the State of Delaware in order to become effective. The decision to effect the Reverse Stock Split and the Authorized Share Reduction shall be made by the Board of Directors in its sole discretion (subject to requisite approval by the Company’s stockholders at the 2020 Annual Meeting).
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION OF
KOSMOS ENERGY LTD.
[■], 2020
The undersigned officer of Kosmos Energy Ltd., a Delaware corporation (the “Corporation”), pursuant to the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), desiring to give notice of a corporate action effectuating amendment of certain provisions of its Certificate of Incorporation, hereby certifies the following facts:
ARTICLE I
AMENDMENT
Section 1. The name of the Corporation is Kosmos Energy Ltd. and the Corporation was incorporated pursuant to the DGCL on December 28, 2018.
Section 2. The Certificate of Incorporation of the Corporation is hereby amended as follows (the “Amendment”):
(a)	by replacing Paragraph 1 of Article 4(A) in its entirety with the following:
1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [any number between 333,333,333 and 600,000,000], consisting of [any number between 133,333,333 and 400,000,000] shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 200,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).
Pursuant to the Delaware Law, upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [any number between 15 and 5 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who, immediately prior to the Effective Time, own a number of shares of Common Stock which is not evenly divisible by the exchange ratio set forth above shall, with respect to such fractional interest, be entitled to receive the next highest whole number of shares of Common Stock. Each certificate that represented shares of Common Stock immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock that give effect to the Reverse Stock Split; provided, that each person holding of
 2020 Proxy Statement | B-1

record a stock certificate or certificates that represented shares of Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing, subject to the rounding up of any fractional interests as described in the foregoing.”
Section 3. All other provisions of the Certificate of Incorporation of the Corporation shall remain in full force and effect.
Section 4. The date of the Amendment’s adoption is [■], 2020.
ARTICLE II
MANNER OF ADOPTION AND VOTE
Section 1. Action by Board of Directors. The Board of Directors approved and adopted the proposed Amendment pursuant to a written consent duly adopted at a meeting of the Board of Directors on [■], 2020.
Section 2. Compliance with Legal Requirements. The manner of adoption of the Amendment and the vote by which it was adopted constitute full legal compliance with the provisions of the DGCL, the Certificate of Incorporation and the Bylaws of the Corporation.
Section 3. Effective Date. The Amendment shall become effective when filed with the Delaware Secretary of State.
[signature page follows]
B-2 |   2020 Proxy Statement

IN WITNESS WHEREOF, the undersigned officer executes this Certificate of Amendment of the Certificate of Incorporation and hereby verifies, subject to the penalties of perjury, that the statements contained herein are true as of the date first set forth above.
KOSMOS ENERGY LTD.

By:

Name: Jason E. Doughty
Title: Senior Vice President, General Counsel and Corporate Secretary

 2020 Proxy Statement | B-3

KOSMOS ENERGY

KOSMOS ENERGY LTD.
ATTN: CORPORATE SECRETARY
8176 PARK LANE, SUITE 500
DALLAS, TX 75231

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/09/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/09/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

		For	Against	Abstain
1A	Andrew G. Inglis	☐	☐	☐
1B	Sir Richard Dearlove	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: The Company is making four proposals, none of which is contingent on each other. If other matters properly come before the annual stockholders meeting or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000462175_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2019 Annual Report on Form 10-K are available at www.proxyvote.com

KOSMOS ENERGY LTD.
Annual Meeting of Stockholders
June 10, 2020 8:00 AM Local Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Andrew G. Inglis and Jason E. Doughty, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM local time on June 10, 2020, at the Four Seasons NYC - Salon Suite, 57 E. 57th Street New York, NY 10022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000462175_2 R1.0.1.18